Exhibit 10.2

Execution Version

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CRESTWOOD NIOBRARA LLC
a Delaware Limited Liability Company
Dated as of April 9, 2019
Limited liability company interests in Crestwood Niobrara LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any state. The interests are being sold in reliance upon exemptions from such registration or qualification requirements. The interests cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in the Second Amended and Restated Limited Liability Company Agreement of Crestwood Niobrara LLC, as such may be amended or restated from time to time, and applicable federal and state securities laws.

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS
1.01    Certain Definitions    1
1.02    Construction.    19
ARTICLE II
ORGANIZATION
2.01    Continuation of the Company    20
2.02    Name    20
2.03    Registered Office; Registered Agent    20
2.04    Principal Office    20
2.05    Purpose; Powers    20
2.06    Fiscal Year; Tax Year    21
2.07    Foreign Qualification Governmental Filings    21
2.08    Term    21
ARTICLE III
MEMBERS; TRANSFERS OF INTERESTS
3.01    Members    21
3.02    Restrictions on the Transfer of Interests    22
3.03    Right of First Offer on Transfer of Units.    22
3.04    Right of First Offer on Indirect Holdings Member Transfer.    23
3.05    Company Sale Procedure.    24
3.06    Requirements Applicable to All Transfers    27
3.07    Additional Members    27
3.08    Representations and Warranties    28
3.09    Liability to Third Parties    28
3.10    Representations and Warranties Made by Crestwood Member    28
3.11    Tag-Along Right    28
ARTICLE IV
CAPITAL CONTRIBUTIONS; REDEMPTIONS OF PREFERRED UNITS
4.01    Interests    29

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4.02    Capital Contributions.    30
4.03    Funding Defaults.    33
4.04    Withdrawal or Return of Capital    34
4.05    Further Contributions    34
4.06    Redemption of Preferred Units    36
4.07    Conversion of Preferred Units.    41
ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS
5.01    Distributions    43
5.02    Allocations    46
ARTICLE VI
MANAGEMENT
6.01    Authority of the Managing Member    49
6.02    Actions Requiring Holdings Member Consent    49
6.03    Opportunities; Midstream Project Opportunities    54
6.04    Indemnification; Limitation of Liability    57
6.05    No Recourse Against Nonparty Affiliates    58
6.06    Initial Budget and Annual Budgets    59
ARTICLE VII
RIGHTS OF MEMBERS; CONFIDENTIALITY
7.01    Access to Information    60
7.02    Financial Reports    60
7.03    Audits    61
7.04    Confidentiality    61
7.05    Press Releases    61
ARTICLE VIII
TAXES
8.01    Tax Returns    62
8.02    Tax Elections    62
8.03    Tax Audits    62

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ARTICLE IX
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
9.01    Maintenance of Books and Records    63
9.02    Reports    63
9.03    Bank Accounts    63
ARTICLE X
DISSOLUTION, LIQUIDATION AND TERMINATION
10.01    Dissolution    64
10.02    Liquidation and Termination    64
10.03    Cancellation of Filing    65
ARTICLE XI
GENERAL PROVISIONS
11.01    Notices    65
11.02    Entire Agreement; Third Party Beneficiaries    66
11.03    Effect of Waiver or Consent    66
11.04    Amendment or Modification    66
11.05    Survivability of Terms    66
11.06    Binding Effect    66
11.07    Governing Law; Severability    67
11.08    Consent to Jurisdiction; Waiver of Jury Trial    67
11.09    Further Assurances    67
11.10    Title to Company Property    67
11.11    Counterparts    67
11.12    Electronic Transmissions    67
11.13    Equitable Relief    68

Schedule I – Existing Agreements within the Area of Interest
Schedule II – Crestwood Scheduled Projects

Exhibit A – Members, Classes, Capital Contributions and Units
Exhibit B – Form of Pre-Distribution Certification
Exhibit C – Sample Calculation of IRR
Exhibit D – Initial Budget
Exhibit E – Initial Growth Capex Budget

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THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CRESTWOOD NIOBRARA LLC
This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Crestwood Niobrara LLC, a Delaware limited liability company (the “Company”), is made and entered into by and between CN Jackalope Holdings, LLC, a Delaware limited liability company, Crestwood Midstream Partners LP, a Delaware limited partnership, and, solely for the purposes of the provisions set forth on its signature page to this Agreement, Crestwood Equity Partners LP, a Delaware limited partnership (“CEQP”), effective as of April 9, 2019 (the “Effective Date”). Capitalized terms used herein without definition have the meanings set forth in Section 1.01.
Article I
DEFINITIONS
1.01    Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“A-2 Conversion Ratio” means, as used in the definition of Aggregate Conversion Ratio or in Section 4.02(b)(i), Section 4.06(d), Section 4.06(f) or Section 4.07(a)(ii)(B), a fraction, the numerator of which is the product of (a) 0.25 multiplied by (b) the number of Series A-2 Preferred Units outstanding at the time of Conversion (or at such time of determination if not calculated in connection with a Conversion) and the denominator of which is the sum of (x) the total number of Series A-2 Preferred Units outstanding as of the Effective Date plus (y) the total number of Series A-2 Preferred Units issued following the Effective Date.
“A-3 Conversion Ratio” means, as used in the definition of Aggregate Conversion Ratio or in Section 4.02(b)(i), Section 4.06(d), Section 4.06(f) or Section 4.07(a)(ii)(C), a fraction, the numerator of which is the product of (a) 0.25 multiplied by (b) the number of Series A-3 Preferred Units outstanding at the time of Conversion (or at such time of determination if not calculated in connection with a Conversion) and the denominator of which is the sum of (x) the total number of Series A-3 Preferred Units outstanding as of the Effective Date plus (y) the total number of Series A-3 Preferred Units issued following the Effective Date.
“Accordion Capital Contribution” has the meaning set forth in Section 4.02(b)(i).
“Act” means the Delaware Limited Liability Company Act and any successor statute, each as amended from time to time.
“Adjusted Available Cash” means, with respect to any Fiscal Quarter ending prior to the Liquidation Date, (a) the sum of all cash and cash equivalents on-hand at the end of a Fiscal Quarter, less (b) an amount of cash reserves established by the Managing Member to cover the reasonably anticipated working capital needs of the Company in the then-current Fiscal Quarter, which amount shall not exceed $500,000. Notwithstanding the foregoing, “Adjusted Available Cash” with respect to the Fiscal Quarter in which the Liquidation Date occurs and any subsequent Fiscal Quarter shall equal zero.
“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Tax Year or other period, after giving effect to the following adjustments:
(a)    adding to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)    subtracting from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.
“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the first Person. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by agreement or otherwise.
“Aggregate Conversion Ratio” means, in a conversion pursuant to Section 4.07(a)(i) or Section 4.07(a)(ii)(A) or as used in the definition of Maximum Holdings Member Accordion Amount or Section 4.02(b)(i) or Section 4.02(b)(ii), the sum of (a)  the A-2 Conversion Ratio and (b) the A-3 Conversion Ratio.
“Agreed Midstream Project” has the meaning set forth in Section 6.03(d)(i).
“Agreed Midstream Services” means the development and operation of any Agreed Midstream Project.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Annual Budget” means the Initial Budget and each subsequent annual operating budget of the Company and its Subsidiaries, as each such subsequent annual operating budget is approved (a) prior to a Conversion, pursuant to Section 6.02(a)(xvii) and (b) after a Conversion, pursuant to Section 6.02(b)(xvi) or as otherwise in effect pursuant to Section 6.06. For the avoidance of doubt, the Annual Budget shall not include any capital expenditures of the Company or its Subsidiaries relating to growth capital expenditures.
“Apollo” means any Entity Controlled, directly or indirectly, by Apollo Infra Equity US Fund, LP.

2     “Applicable Adjusted Capex Amount” means (i) in the case of an Initial Period Conversion or a Secondary Period Full Conversion, both the Series A-2 Adjusted Capex Amount and the Series A-3 Adjusted Capex Amount; (ii) in the case of a Secondary Period A-2 Conversion, the Series A-2 Adjusted Capex Amount; and (ii) in the case of a Secondary Period A-3 Conversion, the Series A-3 Adjusted Capex Amount.
3    “Area of Interest” means Converse County and Campbell County, each in the State of Wyoming.
“Asset Sale” has the meaning set forth in Section 4.06(c).
“Available Cash” means, with respect to any Fiscal Quarter ending prior to the Liquidation Date:
(a)    the sum of all cash and cash equivalents of the Company on hand at the end of such Fiscal Quarter; less
(b)    the amount of any cash reserves established by the Managing Member to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Fiscal Quarter or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject;
provided, however, that disbursements made by the Company or cash reserves established, increased or reduced after the end of such Fiscal Quarter, but on or before the date of determination of Available Cash with respect to such Fiscal Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Fiscal Quarter if the Managing Member so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Fiscal Quarter in which the Liquidation Date occurs and any subsequent Fiscal Quarter shall equal zero.
“Book Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    the Book Value of any asset contributed by a Member to the Company is the gross Fair Market Value of such asset as jointly determined by the Members at the time of contribution;
(b)    the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as jointly determined by the Members taking into account the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(h)(2), as of the following times: (i) immediately before the acquisition of any interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company; (ii) immediately before the distribution by the Company to the Member of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) immediately before the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(c)    the Book Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution as determined jointly by the Members; and
(d)    the Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).
If the Book Value of a Company asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Book Value shall thereafter be adjusted by the depreciation, amortization or other cost recovery deductions taken into account with respect to such asset for purposes of maintaining Capital Accounts.
“Business” means (a) gathering, treatment or processing of natural gas or gathering of crude oil or (b) owning an equity interest in any Person engaged in any of the activities referenced in clause (a) if at the time of the initial acquisition of such equity interest the activities referenced in clause (a) generated more than 25% of the revenues of such Person for the most recently completed fiscal year of such Person.
“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York, are authorized or obligated by law to close.
“Capital” means the amount of cash and the Fair Market Value, as jointly determined by the Members, of any property (net of any liabilities assumed by the Company or which are secured by any property contributed by such Member to the Company) contributed to the Company by the Members pursuant to the terms of this Agreement.
“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:
(a)    To each Member’s Capital Account there will be added (i) the amount of cash and the Fair Market Value of any other asset contributed by such Member to the Company pursuant to any provision of this Agreement, (ii) such Member’s allocable share of any items of Company income or gain, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b)    From each Member’s Capital Account there will be subtracted (i) the amount of cash and the Fair Market Value of any other Company assets distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of any items of Company deduction or loss, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
Notwithstanding the foregoing, adjustments to the foregoing may be made in the discretion of the Managing Member, with the consent of the Holdings Member, in order to comply with the Treasury Regulations promulgated under Section 704 of the Code, adjustments shall be made to the Members’ Capital Accounts in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3). In the event any Interest is Transferred (other than by pledge of, or grant of a security interest in, such Interest) in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Interest that is Transferred.
“Capital Contribution” means, subject to Section 4.05, any amount of Capital contributed to the Company by a Member pursuant to the terms of this Agreement. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of the Units of such Member.
“CEQP” has the meaning set forth in the preamble.
“CEQP Guaranty” has the meaning set forth in Section 4.06(h).
“CEQP Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of CEQP, dated as of April 11, 2014, as amended or restated prior to the Effective Date and as further amended or restated from time to time.
“CEQP Unit” has the meaning given to the term “Common Unit” in the CEQP Partnership Agreement, provided that such security is newly issued and is listed or admitted to trading on a National Securities Exchange. For all purposes hereunder, references to CEQP Units shall also be deemed to be references to any security into which “Common Units” (or any successor securities) are converted or exchanged (whether as a result of a recapitalization, reclassification, merger or otherwise), provided that any such security is newly issued and is listed or admitted to trading on a National Securities Exchange.
“CEQP Unit Issuance Limitations” shall be deemed to be triggered if a proposed issuance of CEQP Units in a redemption or acquisition pursuant to Section 3.05(a), Section 4.06(c), Section 4.06(d), Section 4.06(e) or Section 4.06(f) would result in the occurrence of any of the following: (a)  the aggregate value of all CEQP Units (valued at the then-applicable CEQP Unit Price) issued to the Holdings Member in such redemption or acquisition (together with the aggregate value of all CEQP Units (valued at the CEQP Unit Price as of the time of such previous redemption or acquisition) issued in all previous redemptions or acquisitions of Series A Preferred Units) would exceed $100,000,000, or (b) the RRA Suspension Right would, or would be reasonably likely to, be exercisable by CEQP pursuant to the Registration Rights Agreement if the Holdings Member were to exercise a demand registration right pursuant to Section 2.03 of the Registration Rights Agreement immediately following the issuance of CEQP Units to the Holdings Member.

“CEQP Unit Price” means, as of any determination date, an amount equal to (a) 92.5%, times (b) the lower of (i) the volume-weighted average trading price of a CEQP Unit for the 20 trading days immediately preceding such determination date, or (ii) the trading price of a CEQP Unit as of the closing of the last trading day immediately preceding such determination date.
“Certificate” has the meaning set forth in Section 2.01.
“Change of Control Redemption Notice” has the meaning set forth in Section 4.06(b).
“Change of Control Redemption Price” means, as applicable, with respect to each Series A-2 Preferred Unit, each Series A-3 Preferred Unit and each Series B Preferred Unit:
(a) solely in the circumstance of a Crestwood Change of Control, an amount per Series A-2 Preferred Unit equal to 105% of the Series A-2 Liquidation Amount, an amount per Series A-3 Preferred Unit equal to 105% of the Series A-3 Liquidation Amount and an amount per Series B Preferred Unit equal to 105% of the Series B Liquidation Amount, respectively;
(b) solely in the circumstance of a Company Change of Control, an amount determined as follows:
(i)    if the Company Change of Control occurs following the first anniversary of the Issue Date but on or prior to the second anniversary of the Issue Date, an amount per Series A-2 Preferred Unit equal to 119.5% of the Series A-2 Liquidation Amount, an amount per Series A-3 Preferred Unit equal to 125% of the Series A-3 Liquidation Amount and an amount per Series B Preferred Unit equal to 119.5% of the Series B Liquidation Amount, respectively;
(ii)    if the Company Change of Control occurs following the second anniversary of the Issue Date but on or prior to the third anniversary of the Issue Date, an amount per Series A-2 Preferred Unit equal to 117% of the Series A-2 Liquidation Amount, an amount per Series A-3 Preferred Unit equal to 119.5% of the Series A-3 Liquidation Amount and an amount per Series B Preferred Unit equal to 117% of the Series B Liquidation Amount, respectively;
(iii)    if the Company Change of Control occurs following the third anniversary of the Issue Date but on or prior to the fourth anniversary of the Issue Date, an amount per Series A-2 Preferred Unit equal to 115% of the Series A-2 Liquidation Amount, an amount per Series A-3 Preferred Unit equal to 117% of the Series A-3 Liquidation Amount and an amount per Series B Preferred Unit equal to 115% of the Series B Liquidation Amount, respectively;
(iv)    if the Company Change of Control occurs following the fourth anniversary of the Issue Date but on or prior to the fifth anniversary of the Issue Date, an amount per Series A-2 Preferred Unit equal to the Series A-2 Liquidation Amount, an amount per Series A-3 Preferred Unit equal to 115% of the Series A-3 Liquidation Amount and an amount per Series B Preferred Unit equal to the Series B Liquidation Amount, respectively; or
(v)    if the Company Change of Control occurs following the fifth anniversary of the Issue Date, an amount per Series A-2 Preferred Unit equal to the Series A-2 Liquidation Amount, an amount per Series A-3 Preferred Unit equal to the Series A-3 Liquidation Amount and an amount per Series B Preferred Unit equal to the Series B Liquidation Amount, respectively.
“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
“Collection Costs” means any costs and expenses, including attorney’s fees and costs, incurred by the Company or a non-defaulting Member in connection with collecting all or any portion of a Post-Conversion Default.
“Common Member” means any Member holding Common Units.
“Common Unit Price” means $1.00 per Common Unit.
“Common Units” means the Common Units issued to the Crestwood Member as set forth on Exhibit A as of the Effective Date and any other Units issued after the date hereof and designated as Common Units.
“Company” has the meaning set forth in the introductory paragraph hereof.
“Company Change of Control” means any event or transaction, or series of related events or transactions, the result of which is that neither the Crestwood Member as of the Effective Date nor the Holdings Member (or any investor therein) is, or directly or indirectly Controls, the Managing Member; provided, that any event or transaction, or series of related events or transactions, that constitute a Crestwood Change of Control shall not be considered a Company Change of Control.
“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”
“Company Sale” means (b) a merger or consolidation of the Company with any Person that is not an Affiliate of the Company, or (c) a sale, transfer or other disposition of all or substantially all of the Interests or assets of the Company to any Person that is not an Affiliate of the Member proposing the Company Sale.
“Company Sale Definitive Agreements” has the meaning set forth in Section 3.05(b).
“Competitor” means, as of any date of determination, any Person that is engaged in the Business in the Area of Interest as of such date; provided, however, that a private equity fund, infrastructure fund or other financial investor shall not be a Competitor unless it has an Affiliate that would satisfy the foregoing definition of Competitor.

“Consideration Election Notice” has the meaning set forth in Section 4.06(b).
“Control”, “Controlling” or “Controlled” as to any Entity means (a) the possession, directly or indirectly, through one or more intermediaries, of the right to more than 50% of the distributions therefrom (including liquidating distributions); or (b) the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of such Entity by contract or otherwise.
“Conversion” means either an Initial Period Conversion or a Secondary Period Conversion, as applicable.
“Conversion Notice” means either an Initial Period Conversion Notice or a Secondary Period Conversion Notice, as applicable.
“Crestwood Additional Capital Contribution” has the meaning set forth in Section 4.02(b)(i).
“Crestwood Change of Control” means the occurrence of any of the following: (a) any circumstance after which both (I) First Reserve Fund XI, L.P. or an Affiliate of First Reserve Fund XI, L.P. has ceased to be the general partner of CEQP (or the controlling equityholder or general partner of any successor to CEQP) and (II) Robert Phillips has ceased to be the Chief Executive Officer of CEQP, (b) any circumstance pursuant to which the CEQP Units are no longer listed or admitted to trading on a National Securities Exchange, (c) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties and assets of CEQP to a Person other than any of its Affiliates or (d) any dissolution or liquidation of CEQP (other than in connection with a bankruptcy proceeding or a statutory winding up).
“Crestwood Floor Price” has the meaning set forth in Section 3.05(a).
“Crestwood Member” means Crestwood Midstream Partners LP, a Delaware limited partnership, or, as applicable, any transferee of Crestwood Midstream Partners LP that has become a Member in accordance with this Agreement following the Transfer of all of the Crestwood Member’s Units to such transferee. For the purpose of calculating the amount of contributions or distributions made with respect to any Unit held at various times by more than one Crestwood Member, the Crestwood Member will mean the current Crestwood Member and all prior Crestwood Members that previously held such Unit.
“Crestwood Offer” has the meaning set forth in Section 3.05(a).
“Crestwood Full Redemption Notice” has the meaning set forth in Section 4.06(d).
“Crestwood Full Redemption Price” has the meaning set forth in Section 4.06(d).
“Crestwood Partial Redemption Notice” has the meaning set forth in Section 4.06(d).
“Crestwood Scheduled Project” has the meaning set forth in Section 6.03(f).

“De Minimis Midstream Project Opportunity” means an opportunity or project for engaging in the Business in the Area of Interest that would constitute a Midstream Project Opportunity but for the provisions of clause (b) of the definition of Midstream Project Opportunity. For the avoidance of doubt, if an opportunity or project for engaging in the Business in the Area of Interest constitutes a De Minimis Midstream Project Opportunity but thereafter aggregate anticipated expenditures exceed the specified thresholds in the aforementioned clause (b), then such opportunity or project shall cease to be a De Minimis Midstream Project Opportunity and would become a Midstream Project Opportunity and would be subject to the other applicable provisions of this Agreement.
“Default Contribution” has the meaning set forth in Section 4.03(b).
“Deficiency Contribution” has the meaning set forth in Section 4.03(a).
“Deficiency Event” has the meaning set forth in Section 4.03(a).
“Deficiency Preferred Units” means the Series B Preferred Units and the Series C Preferred Units, collectively.
“Dispute” means any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the Parties, arising out of, connected with, or relating in any way to the Company or its business or to this Agreement or the obligations of the Parties, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement.
“Effective Date” has the meaning set forth in the introductory paragraph hereof.
“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.
“Evaluation Material” has the meaning set forth in Section 6.03(c)(ii).
“Excluded Indirect Crestwood Transfer” means any (i) transaction, or series of related transactions, pursuant to which an equity interest in the Crestwood Member, or in any of its direct or indirect owners, is transferred as part of a larger transaction involving a sale or transfer of additional assets in which the Fair Market Value of the Units being indirectly transferred in such transaction represents less than 25% of the Fair Market Value of all assets being sold or transferred in such transaction, or series of related transactions, (ii) any change in the ownership of CEQP or any of its successors whether through a sale, issuance, merger, consolidation, exchange, recapitalization, reorganization, conversion, cancellation, redemption or repurchase transaction or otherwise or (iii) any issuance of equity securities in the Crestwood Member so long as the proceeds received by the Crestwood Member in such issuance are used to make a Capital Contribution to the Company.
“Excluded Indirect Holdings Member Transfer” means any transaction, or series of related transactions, (i) pursuant to which an equity interest in the Holdings Member, or in any of its direct or indirect owners, is transferred as part of a larger transaction involving a sale or transfer of additional assets in which the Fair Market Value of the Units being indirectly transferred in such transaction represents less than 25% of the Fair Market Value of all assets being sold or transferred in such transaction, or series of related transactions or (ii) following which both (A) Apollo and GIP collectively still own, directly or indirectly (and in each case together with their respective Affiliates), at least 50% of the equity interests in the Holdings Member and (B) either Apollo or GIP, or one of their respective Affiliates, serves as the owner in the Holdings Member that represents the Holdings Member with respect to matters arising under this Agreement.
“Excluded Opportunity” means, as of any date of determination, (a) any Business in the Area of Interest acquired by the Crestwood Member, CEQP or any of their controlled Affiliates in a transaction, or series of related transactions, in which the value of the Business in the Area of Interest is less than 25% of the value of all of the assets being acquired in such transaction, or series of related transactions, and expansion of such Business or (b) any Business in the Area of Interest for which the assets in the Area of Interest are also used, or intended to be used, to provide services primarily to customers located outside of the Area of Interest or are directly connected to assets outside of the Area of Interest that are used, or intended to be used, to provide services primarily to customers outside of the Area of Interest; provided, however, that, in the case of clause (b), any such Business in the Area of Interest shall not be an “Excluded Opportunity” if the Business referenced therein competes with any Business conducted by the Company unless the Holdings Member has provided prior written consent thereto, which shall not be unreasonably withheld, but which may be conditioned upon the parties agreeing to satisfactory arrangements to address competitive impacts.
“Fair Market Value” means, as to any Units, assets or other property, the fair market value, as determined in good faith by the Holdings Member and the Crestwood Member as of such time. If the Holdings Member and the Crestwood Member are unable to agree upon such determination of the Fair Market Value within 30 days after the event triggering such determination, the Holdings Member and the Crestwood Member will select an independent nationally recognized investment banking firm to determine the Fair Market Value, which determination shall be binding on the Members and the Company.
“Final Coupon Period” means the period from and after the Second Coupon Period.
“First Coupon Period” means the period commencing on the Issue Date and ending on March 31, 2019.
“Fiscal Quarter” means each three-calendar-month period ending on March 31, June 30, September 30 or December 31 of any calendar year.
“Fiscal Year” has the meaning set forth in Section 2.06.
“Full Redemption Effective Date” has the meaning set forth in Section 4.06(d).
“Funding Member” has the meaning set forth in Section 4.03(c)(i).

“GIP” means any Entity Controlled, directly or indirectly, by Global Infrastructure Management, LLC.
“Governmental Authority” means any transnational, national or foreign federal, state, municipal or local government (including any subdivision, court, tribunal, administrative agency, regulatory body or commission or other authority thereof), arbitration body, or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority.
“Growth Capex Budget” means an annual capital budget of the Company and its Subsidiaries for all capital expenditures of the Company and the Subsidiaries other than those included in the Initial Budget or any Annual Budget, as each such budget is approved (a) prior to a Conversion, pursuant to Section 6.02(a)(xix) and (b) after a Conversion, pursuant to Section 6.02(b)(xvi) or as otherwise in effect pursuant to Section 6.06. Each Growth Capex Budget shall consist of separate project budgets for each capital expenditure project contained therein.
“Holdings Member” means CN Jackalope Holdings, LLC or, as applicable, any Transferee of CN Jackalope Holdings, LLC that has become a Member in accordance with this Agreement following the direct Transfer of all of the Holding Member’s Units to such Transferee. For the purpose of calculating the amount of contributions or distributions made with respect to any Unit held at various times by more than one Holdings Member, the Holdings Member will mean the current Holdings Member and all prior Holdings Members that previously held such Unit.
“Holdings Member Default” has the meaning set forth in Section 4.03(b).
“Holdings Member Default Period” means the period of time commencing upon (a) 30 days after the Company’s receipt of a Default Contribution pursuant to Section 4.03(b) and ending upon the redemption in full of all Series C Preferred Units pursuant to Section 4.06(a) or (b) 30 days after the Company’s receipt of a Post-Conversion Default Contribution from Crestwood Member pursuant to Section 4.03(c) and ending on the date on which Holdings Member regains the right to receive distributions pursuant to this Agreement pursuant to Section 4.03(c)(iii).
“Holdings Member Option Period” has the meaning set forth in Section 4.06(f).
“Holdings Member Redemption Effective Date” has the meaning set forth in Section 4.06(f).
“Holdings Member Redemption Notice” has the meaning set forth in Section 4.06(f).
“Holdings Member Response” has the meaning set forth in Section 3.05(a).
“Holdings Redemption Price” has the meaning set forth in Section 4.06(f).
“Indemnification Payment” has the meaning set forth in Section 4.05(a).
“Indemnified Losses” has the meaning set forth in Section 6.04(c).
“Indemnitee” has the meaning set forth in Section 6.04(c).

“Indirect Holdings Member Transfer” has the meaning set forth in Section 3.04(a).
“Indirect Transfer Offered Units” has the meaning set forth in Section 3.04(a).
“Indirect Transfer Offering Notice” has the meaning set forth in Section 3.04(a).
“Indirect Transfer ROFO Offer” has the meaning set forth in Section 3.04(b).
“Initial Budget” means the initial operating budgets of the Company and its Subsidiaries for the years ended December 31, 2019 and 2020 that are set forth on Exhibit D. For the avoidance of doubt, the Initial Budget shall not include any capital expenditures of the Company or its Subsidiaries relating to growth capital expenditures.
“Initial A-2 Capex Amount” means $27,739,572.
“Initial Period Conversion” has the meaning set forth in Section 4.07(a)(i).
“Initial Period Conversion Notice” has the meaning set forth in Section 4.07(a)(i).
“Interest” means the limited liability company interest of a Member in the Company at any particular time, as evidenced initially by the Units.
“IRR” means, with respect to a Member, and subject to Section 4.05(a), the aggregate internal rate of return, calculated on a per-Unit basis, to such Member computed using the “xIRR” function of Microsoft Excel 2007 or any successor function thereto of equal effect (which for the avoidance of doubt, will take into account all contributions and distributions (including distributions and contributions with respect to Series A-2 PIK Distributions, as applicable, as set forth in the final sentences of Section 5.01(a)(i) and 5.01(a)(ii), as applicable) and payments made with respect to such Units); provided, however, that, if the Crestwood Member purchases any Series A Preferred Units pursuant Section 3.04, then the portion of any prior Capital Contributions or distributions attributable to such Units shall be counted as if made by and to the Crestwood Member for all purposes hereunder. A sample calculation of IRR is attached hereto as Exhibit C.
“Issue Date” shall mean December 28, 2017.
“Jackalope LLC” means Jackalope Gas Gathering Services, L.L.C., an Oklahoma limited liability company.
“Lien” means, with respect to any property or asset, any mortgage, charge, pledge, lien, option, right of first refusal or first offer, encumbrance, easement, restriction or restrictive covenant, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement in respect of such property or asset
“Liquidation Date” means the date that the Company is dissolved and its liquidation commences in accordance with Sections 10.01 and 10.02.
“Managing Member” means the Crestwood Member.

“Marketing Period” has the meaning set forth in Section 3.05(b).
“Material Adverse Change” means any circumstance, change or effect that, individually or taken together with other circumstances, changes or effects, is, or within the immediately following two Fiscal Quarters would be reasonably likely to be, materially adverse to the business, operations, assets, liabilities, properties, financial condition or results of operations of the Company, and its subsidiaries, taken as a whole.
“Maximum Holdings Member Accordion Amount” means an amount equal to twice the product of $200,000,000 and the Aggregate Conversion Ratio, subject to adjustment pursuant to Section 4.02(b)(iii) if the Crestwood Member acquires Series A Preferred Units pursuant to Section 3.04 (it being understood that the Maximum Holdings Member Accordion Amount shall be apportioned among the holders of the Series A-2 Preferred Units and the holders of the Series A-3 Preferred Units as described in Section 4.02(b)(i)).
“Maximum Redemption Units” means a number of CEQP Units equal to the total number of Preferred Units issued to the Holdings Member under this Agreement that are then outstanding; provided, however, that, in the event of any unit split, unit distribution, merger, spinoff, combination, exchange or conversion of units or any similar transaction or event affecting the CEQP Units, the number of Maximum Redemption Units shall be increased or reduced accordingly to account for the effect of such transaction or event.
“Member” means any Person executing this Agreement as a Member, but does not include CEQP (unless subsequently admitted as a Member in accordance with this Agreement) or any Person who has ceased to hold any Interest in the Company or a direct or indirect transferee of Units from a Member unless and until admitted as a Member in accordance with the provisions of this Agreement.
“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”
“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”
“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”
“Midstream Project Opportunity” means an opportunity or project (a) that is either (i) a commercial proposal, prospect, solicitation, deal, transaction or opportunity relating to the Business, whether within or outside of the Area of Interest, or (ii) a capital enhancement or capital expansion, or series of related capital enhancements or capital expansions, of any existing assets of the Company or any of its Subsidiaries and (b) that involves aggregate anticipated expenditures which, when adjusted to account for the proportion thereof attributable to the Company (based on the Company’s direct or indirect ownership thereof), equal to $5,000,000 or more for the Company or its Subsidiaries.
“MLP” has the meaning set forth in the definition of “Public Offering.”
“National Securities Exchange” means an exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, or any successor statute.
“Negotiation Period” has the meaning set forth in Section 3.05(b).
“Negotiation Period Notice” has the meaning set forth in Section 3.05(a).
“Net Capital Contribution Amount” means the sum of the following: (a) $14,600,000, plus (b) the aggregate amount of Capital Contributions made by the Crestwood Member after the Effective Date in respect of its Common Units, plus (c) the aggregate amount of Accordion Capital Contributions made by the Holdings Member and the Crestwood Member in respect of the Series A-2 Preferred Units after the Effective Date, plus (d) the aggregate amount of Accordion Capital Contributions made by the Holdings Member and the Crestwood Member in respect of the Series A-3 Preferred Units after the Effective Date, less (e) the aggregate amount of distributions paid to the Crestwood Member after the Effective Date in respect of its Common Units, less (f) the aggregate distributions paid to the Holdings Member and the Crestwood Member in respect of Series A-2 Preferred Units, less (g) the aggregate distributions paid to the Holdings Member and the Crestwood Member in respect of Series A-3 Preferred Units.
“Non-Funding Member” has the meaning set forth in Section 4.03(c)(i).
“Nonparty Affiliates” has the meaning set forth in Section 6.05.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).
“Offered Units” has the meaning set forth in Section 3.03(a).
“Offering Notice” has the meaning set forth in Section 3.03(b).
“Operating Agreement” means that certain Construction and Operating Agreement, dated April 9, by and between Crestwood Midstream Operating LLC and Jackalope LLC, as may be amended from time to time.
“Partial Redemption Effective Date” has the meaning set forth in Section 4.06(e).
“Parties” means, collectively, the Members and CEQP, together with the successors and assigns of such Persons.

“Payment Cure” has the meaning set forth in Section 4.03(c)(ii).
“Permitted Affiliate” has the meaning set forth in Section 7.04.
“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith in accordance with appropriate proceedings (and for which adequate security has been posted or for which adequate reserves are being maintained in accordance with GAAP), (b) Liens for taxes not yet delinquent or which are being contested in good faith (and for which adequate reserves have been made), (c) Liens securing rental payments not yet delinquent or that did not arise due to such delinquency, in each case, under capital lease agreements, (d) easements, covenants, rights of way, restrictions, encroachments, overlapping improvements and similar such encumbrances on title to real property that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (e) Liens that affect the underlying fee estate of any real property leased by the Company or any easements, licenses, rights-of-way, permits and servitudes used by the Company, (f) zoning, building codes, reservations of interest in title imposed or promulgated by law or any Governmental Authority with respect to real property and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Company as currently conducted, (g) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (h) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws, and (i) purchase money Liens.
“Permitted Transferee” means (a) with respect to a Member, any wholly owned Subsidiary of such Member or any Entity that Controls or is under common Control with such Member; (b) with respect to the Holdings Member, any proposed transferee consented to in writing by the Crestwood Member; or (c) with respect to the Crestwood Member, any proposed transferee consented to in writing by the Holdings Member.
“Permitted Utilization Arrangement” means an arrangement that will not prevent the Company or its Subsidiaries from satisfying their obligations to any other Person.
“Person” means any individual or Entity.
“Post-Conversion Default” has the meaning set forth in Section 4.03(c)(i).
“Post-Conversion Default Contribution” has the meaning set forth in Section 4.03(c)(i).
“Preferred Units” means the Series A-2 Preferred Units, the Series A-3 Preferred Units, the Series B Preferred Units, and the Series C Preferred Units, collectively.
“Prior Aggregate Accordion Amount” has the meaning set forth in Section 4.02(b)(ii).
“Prior LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company effective as of July 19, 2013.

“Project Request” has the meaning set forth in Section 6.03(c)(i).
“Public Offering” means either (a) an initial public offering of equity securities of any of the Company or any of its Subsidiaries or (b) a contribution by the Company or any of its Subsidiaries of all or substantially all of its assets, or a contribution by the Members of all or substantially all of the Interests, to a limited partnership or other entity in a master limited partnership or other structure (“MLP”), or the restructuring of the Company as an MLP, in connection with an underwritten public offering of securities of such MLP.
“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date by and between CEQP and the Holdings Member, as may be amended from time to time.
“Rejection” has the meaning set forth in Section 6.03(d)(ii).
“Representative” has the meaning set forth in Section 7.04.
“Right to Compete” has the meaning set forth in Section 6.03(a).
“ROFO Offer” has the meaning set forth in Section 3.03(c).
“RRA Suspension Right” means any applicable right of CEQP to suspend the Holdings Member’s use of a prospectus that is part of a registration statement pursuant to Section 2.03 of the Registration Rights Agreement.
“Second Coupon Period” means the period commencing on the first day following the First Coupon Period and ending on December 31, 2020.
“Secondary Period Conversion Notice” has the meaning set forth in Section 4.07(a)(ii).
“Secondary Period A-2 Conversion” has the meaning set forth in Section 4.07(a)(ii).
“Secondary Period A-3 Conversion” has the meaning set forth in Section 4.07(a)(ii).
“Secondary Period Conversion” means any of a Secondary Period Full Conversion, a Secondary Period A-2 Conversion, or a Secondary Period A-3 Conversion.
“Secondary Period Full Conversion” has the meaning set forth in Section 4.07(a)(ii).
“Secretary of State” means the Secretary of State of the State of Delaware.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Preferred Units” means the Series A-2 Preferred Units and the Series A-3 Preferred Units, collectively.
“Series A Quarterly Distribution” means each of a Series A-2 Quarterly Distribution and a Series A-3 Quarterly Distribution.

“Series A-2 Adjusted Capex Amount” means, as of any date of determination, and subject to Section 4.05(a), an amount equal to the product of (a) a fraction, the numerator of which is the number of Series A-2 Preferred Units held by the Holdings Member at the time of Conversion and the denominator of which is the total number of Series A-2 Preferred Units then outstanding multiplied by (b) sum of the following: (i) the product of (x) 0.25 multiplied by (y) the Net Capital Contribution Amount, plus (ii) the aggregate distributions paid to the Holdings Member and the Crestwood Member in respect of Series A-2 Preferred Units, less (iii) the aggregate amount of Accordion Capital Contributions made by the Holdings Member and the Crestwood Member in respect of the Series A-2 Preferred Units after the Effective Date, plus (iv) the Initial A-2 Capex Amount.
“Series A-2 Coupon Amount” means (a) with respect to each Fiscal Quarter in the First Coupon Period, the product of (i) the aggregate number of Series A-2 Preferred Units outstanding as of the end of such Fiscal Quarter, and (ii) $00.01875, (b) with respect to each Fiscal Quarter in the Second Coupon Period, the product of (i) the aggregate number of Series A-2 Preferred Units outstanding as of the end of such Fiscal Quarter and (ii) $00.0225 and (c) with respect to each Fiscal Quarter in the Final Coupon Period, the product of (i) the aggregate number of Series A-2 Preferred Units outstanding as of the end of such Fiscal Quarter and (ii) $00.025.
“Series A-2 Liquidation Amount” means, as of any date of determination with respect to a Series A-2 Preferred Unit, the sum of (a) the Series A-2 Preferred Unit Price and (b) an amount sufficient to provide the Holdings Member an IRR equal to 10% with respect to such Series A-2 Preferred Unit as of such date of determination, taking into account all Series A-2 Quarterly Distributions (including any Series A-2 PIK Distributions and, without duplication, any distributions in respect of the Series A-2 Preferred Units pursuant to Section 5.01(b)(ii)) paid by the Company as of such date of determination.
“Series A-2 PIK Distribution” has the meaning set forth in Section 5.01(a)(i).
“Series A-2 Preferred Unit Price” means $1.00 per Series A-2 Preferred Unit.
“Series A-2 Preferred Units” means the Series A-2 Preferred Units issued to the Holdings Member as set forth on Exhibit A as of the Effective Date and any other Units issued after the date hereof and designated as Series A-2 Preferred Units.
“Series A-2 Quarterly Distribution” has the meaning set forth in Section 5.01(a)(i).
“Series A-2 Subscription Agreement” means that certain Subscription and Investment Agreement for Series A-2 Preferred Units in the Company dated as of the Issue Date by and among the Company and the Holdings Member.
“Series A-3 Adjusted Capex Amount” means, as of any date of determination, and subject to Section 4.05(a), an amount equal to the product of (a) a fraction, the numerator of which is the number of Series A-3 Preferred Units held by the Holdings Member at the time of Conversion and the denominator of which is the total number of Series A-3 Preferred Units then outstanding multiplied by (b) sum of the following: (i) the product of (x) 0.25 multiplied by (y) the Net Capital

Contribution Amount, plus (ii) the aggregate distributions paid to the Holdings Member and the Crestwood Member in respect of Series A-3 Preferred Units, less (iii) the aggregate amount of Accordion Capital Contributions made by the Holdings Member and the Crestwood Member in respect of the Series A-3 Preferred Units after the Effective Date.
“Series A-3 Coupon Amount” means (a) with respect to each Fiscal Quarter in the Second Coupon Period, the product of (i) the aggregate number of Series A-3 Preferred Units outstanding as of the end of such Fiscal Quarter and (ii) $00.0225 and (b) with respect to each Fiscal Quarter in the Final Coupon Period, the product of (i) the aggregate number of Series A-3 Preferred Units outstanding as of the end of such Fiscal Quarter and (ii) $00.025.
“Series A-3 Liquidation Amount” means, as of any date of determination with respect to a Series A-3 Preferred Unit, the sum of (a) the Series A-3 Preferred Unit Price and (b) an amount sufficient to provide the Holdings Member an IRR equal to 10% with respect to such Series A-3 Preferred Unit as of such date of determination, taking into account all Series A-3 Quarterly Distributions (including without duplication, any distributions in respect of the Series A-3 Preferred Units pursuant to Section 5.01(b)(ii)) paid by the Company as of such date of determination.
“Series A-3 Preferred Unit Price” means $1.00 per Series A-3 Preferred Unit.
“Series A-3 Preferred Units” means the Series A-3 Preferred Units issued to the Holdings Member as set forth on Exhibit A as of the Effective Date and any other Units issued after the date hereof and designated as Series A-3 Preferred Units.
“Series A-3 Quarterly Distribution” has the meaning set forth in Section 5.01(a)(ii).
“Series A-3 Subscription Agreement” means that certain Subscription and Investment Agreement for Series A-3 Preferred Units in the Company dated as of the Effective Date by and among the Company and the Holdings Member.
“Series B Liquidation Amount” means, as of any date of determination with respect to a Series B Preferred Unit, the sum of (a) the Series B Preferred Unit Price and (b) an amount sufficient to provide the Holdings Member an IRR equal to 20% with respect to such Series B Preferred Unit as of such date of determination, taking into account all distributions paid to the Holdings Member in respect of such Series B Preferred Unit.
“Series B Preferred Unit Price” means $1.00 per Series B Preferred Unit.
“Series B Preferred Units” means any Units issued after the date hereof and designated as Series B Preferred Units.
“Series C Preferred Units” means any Units issued after the date hereof and designated as Series C Preferred Units.
“Series C Unit Price” means $1.00 per Series C Preferred Unit.

“Subscription Agreements” means the Series A-2 Subscription Agreement and the Series A-3 Subscription Agreement.
“Subsidiary” means, with respect to any specified Entity, any corporation, association, partnership or other business entity (a) which is Controlled by such Entity and (b) the outstanding equity securities entitled to more than 50% of the distributions therefrom are held, directly or indirectly, by such Entity.
“Surviving Provisions” has the meaning set forth in Section 4.06(g).
“Tag-Along Acceptance” has the meaning set forth in Section 3.11(c).
“Tag-Along Notice Period” has the meaning set forth in Section 3.11(c).
“Tag-Along Offer” has the meaning set forth in Section 3.11(a).
“Tag-Along Right” has the meaning set forth in Section 3.11(a).
“Tag-Along Transfer” has the meaning set forth in Section 3.11(a).
“Tag-Along Transfer Period” has the meaning set forth in Section 3.11(d).
“Tag Interest” has the meaning set forth in Section 3.11(a).
“Tax Advances” has the meaning set forth in Section 5.01(c).
“Tax Proceeding” has the meaning set forth in Section 8.03.
“Tax Year” has the meaning set forth in Section 2.06.
“Total Amount in Default” means, as of any time, with respect to a Non-Funding Member, an amount equal to (a) the outstanding Post-Conversion Default that the Non-Funding Member has failed to pay pursuant to the terms of this Agreement, plus (b) Collection Costs applicable thereto, plus (c) interest accrued on the amounts set forth in clause (a) and clause (b) at an annual interest rate equal to the prime rate (as published on the applicable date of determination in the “Money Rates” table of The Wall Street Journal, Eastern Edition) plus an additional 10 percentage points (or, if such rate is contrary to any applicable law, the maximum rate permitted by such applicable law) compounded quarterly from the incurrence thereof until payment in full.
“Total Project Capital Contribution” has the meaning set forth in Section 4.02(b)(i).
“Transfer”, “Transferred” or “Transferring” means with respect to a Person, a direct disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange, or the direct grant or transfer of any economic interest, voting power, or any other direct transfer of beneficial interest, whether voluntary or involuntary, by operation of law or judicial decree (and including the direct disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange, or the direct grant or transfer of any economic interest, voting interest or any other direct transfer of beneficial interest in such Person by a Controlling Person).
“Treasury Regulations” means temporary and final Treasury Regulations promulgated under the Code, as amended from time to time.
“Units” means the Interests of the Company and includes the Series A-2 Preferred Units, the Series A-3 Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Common Units and any other class or series of units or other equity securities of the Company issued after the date hereof.
“U.S. GAAP” has the meaning set forth in Section 7.02(a).
1.02    Construction.
(a)    Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The words “includes” or “including” shall mean “including, without limitation.” All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. For the purposes of the definitions of “Adjusted Capital Account,” “Capital Account,” “Common Member,” “Interest,” “IRR,” “Public Offering,” Article V, and Article X, references to “Member” shall also refer to transferees of such Members who acquire Units in accordance with the terms of this Agreement, without intending to confer on such transferees any rights or benefits of Members. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.
(b)    Each Party acknowledges that it and its attorneys and advisers have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
Article II
ORGANIZATION
2.01    Continuation of the Company. The Company was organized as a Delaware limited liability company by the filing of the Certificate of Formation of the Company (the “Certificate”) in the office of the Secretary of State pursuant to the Act on June 4, 2013. This Agreement amends and restates in its entirety the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 28, 2017. The Members desire to continue the Company for the purposes and upon the terms and conditions hereinafter set forth. Except as provided herein, the rights, duties and liabilities of each Member shall be as provided in the Act.

2.02    Name. The name of the Company is Crestwood Niobrara LLC. Company business will be conducted in such name or such other names that comply with applicable law as the Managing Member may select from time to time.
2.03    Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate, or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law.
2.04    Principal Office. The principal office of the Company will initially be at 811 Main St., Suite 3400, Houston, TX 77002, (Facsimile – (832) 519-2250) or such other location as the Managing Member may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Managing Member may determine appropriate.
2.05    Purpose; Powers. The Company is organized for the purpose of (a) owning the membership interests in Jackalope LLC, (b) performing the Agreed Midstream Services and (c) engaging in any other lawful act or activity for which limited liability companies may be formed under the Act to the extent that the Crestwood Member and the Holdings Member have consented in writing to the Company’s engaging in such act or activity or to the extent related to opportunities that may be pursued by the Company pursuant to Section 6.03 without the consent of the Holdings Member. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.
2.06    Fiscal Year; Tax Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes will end on December 31st unless otherwise jointly determined by the Crestwood Member and the Holdings Member. The tax year of the Company (the “Tax Year”) for any applicable income or franchise tax purposes will end on December 31st unless otherwise required under applicable law.
2.07    Foreign Qualification Governmental Filings. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Managing Member will cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. The Managing Member is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, each Member will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.08    Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and will continue in existence until terminated pursuant to this Agreement.
Article III
MEMBERS; TRANSFERS OF INTERESTS
3.01    Members. As of the Effective Date, the Crestwood Member and the Holdings Member are the sole Members. The names, addresses, Capital Contributions and number and class of Units of the Members are set forth on Exhibit A attached hereto and incorporated herein. The Managing Member is hereby authorized and directed to complete or amend Exhibit A to reflect the admission of additional Members, the withdrawal of a Member, the change of address of a Member, the Capital Contribution of a Member, the failure of a Member to make a required Capital Contribution, the number and classes of Units of a Member and other information called for by Exhibit A. Except as set forth in Section 6.01, Members shall not have any right to act on behalf of or with respect to the Company except to the extent expressly authorized to do so by the provisions of this Agreement. Any Person admitted to the Company as a Member following the Transfer of Units from a Member shall succeed to all of the rights, duties and obligations of its transferor with respect to such Units under this Agreement.
3.02    Restrictions on the Transfer of Interests.
(a)    General. No Units may be Transferred (and no indirect transfer may occur) unless in accordance with Article III or in connection with a redemption of Preferred Units effected pursuant to Section 4.06, 5.01 or 10.02, and any other Transfer (or any other indirect transfer) shall be void and will not be recognized by the Company. Notwithstanding anything to the contrary in this Agreement, a Member may not Transfer less than all of its Units to any Person (whether or not a Permitted Transferee) without the prior written approval of the other Member.
(b)    Conditions to Transfer. No Transfer may be effected by any Person if: (i) such Transfer is not in compliance with the Securities Act and all applicable state securities laws, (ii) such Transfer would cause the Company to be required to register as an “Investment Company” under the Investment Company Act of 1940, as amended, or to be treated as an association taxable as a corporation or (iii) such Transfer would cause the Company to be a publicly traded partnership for tax purposes.
(c)    Permitted Transferees. Subject to Section 3.02(a), each Member will be permitted to Transfer all, but not less than all, of its Units to a Permitted Transferee of such Member.
(d)    Competitors. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Crestwood Member, except in a Company Sale, the Holdings Member shall neither (i) Transfer Units to a Competitor nor (ii) effect or permit an indirect transfer of any of its equity interests, or of any equity interests in any of its direct or indirect owners, to a Competitor.

3.03    Right of First Offer on Transfer of Units.
(a)    If the Holdings Member seeks to Transfer all of its Units (the “Offered Units”) (it being understood that, pursuant to Section 3.02(a), the Holdings Member may not Transfer less than all of its Units without the consent of the Crestwood Member) other than to a Permitted Transferee, then it must first make an offering of the Offered Units to the Crestwood Member in accordance with the following provisions of this Section 3.03.
(b)    The Holdings Member will give written notice (the “Offering Notice”) to the Crestwood Member stating its bona fide intention to Transfer the Offered Units. The Offering Notice will constitute the Holdings Member’s offer to review bids from the Crestwood Member, which offer will remain outstanding for a period of 30 days.
(c)    Upon receipt of the Offering Notice, the Crestwood Member will have 30 days to make an irrevocable offer to purchase all (but not less than all) of the Offered Units at a specified price by delivering a written notice (a “ROFO Offer”) to the Holdings Member with such details.  If the Holdings Member provides written notice within 30 days of receiving the ROFO Offer, then both parties shall be bound and the purchase of the Offered Units shall occur at the price set forth in the applicable ROFO Offer within 60 days after delivery of such acceptance.
(d)    If (i) the Crestwood Member does not deliver a ROFO Offer within the aforementioned 30 day period, (ii) the Holdings Member does not elect timely to accept a ROFO Offer or (iii) the Holdings Member receives a ROFO Offer but (A) the Holdings Member does not receive payment in full of the purchase price for all of the Offered Units within the aforementioned 60 days (provided that such failure to receive payment is not the result of a breach by the Holdings Member of its obligations to consummate the sale of the Offered Units) or (B) the Transfer of all of the Offered Units does not occur for any reason, including the failure to obtain any governmental approvals, but other than due to a breach by the Holdings Member of its obligation to consummate the sale of the Offered Units, then the Holdings Member may, during the 180-day period thereafter (which period may be extended for a reasonable time not to exceed an additional 60 days to the extent reasonably necessary to obtain any required government or other third party approvals), Transfer all, but not less than all, of the Offered Units to any Person (subject to, for the avoidance of doubt, Section 3.02(b), Section 3.02(d) and Section 3.06); provided that, solely if the Holdings Member received a ROFO Offer but did not accept the ROFO Offer, such Transfer is subject to a price greater than the price set forth in the ROFO Offer and other terms and conditions in the aggregate no more favorable to the transferee than those set forth in the ROFO Offer.
(e)    If the Holdings Member does not Transfer the Offered Units within such 180 day period (as extended in accordance with Section 3.03(d)), then the Holdings Member must again comply with the provisions set forth in this Section 3.03, to the extent applicable, prior to making any subsequent Transfer of all of its Units other than to a Permitted Transferee.
(f)    The Members will take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 3.03, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

3.04    Right of First Offer on Indirect Holdings Member Transfer.
(a)    Prior to consummating or permitting the consummation of any Transfer of any equity interest in the Holdings Member or in any of its direct or indirect owners (any such Transfer, other than any Excluded Indirect Holdings Member Transfer, an “Indirect Holdings Member Transfer”), the Holdings Member must first deliver a written offer to the Crestwood Member (the “Indirect Transfer Offering Notice”) of a number of each class or series of Units it holds equal to the product of the aggregate Units of such class or series it holds multiplied by the percentage of equity interests (as of immediately prior to the consummation of such the Indirect Holdings Member Transfer) in the Holdings Member associated with such class or series of Units held directly or indirectly by the member of the Holdings Member whose change in direct or indirect ownership would cause the Indirect Holdings Member Transfer (the number of Units represented by such product, the “Indirect Transfer Offered Units”), in accordance with the following provisions of this Section 3.04.
(b)    Upon receipt of the Indirect Transfer Offering Notice, the Crestwood Member will have 30 days to make an irrevocable offer to purchase all (but not less than all) of the Indirect Transfer Offered Units at a specified price by delivering a written notice (an “Indirect Transfer ROFO Offer”) to the Holdings Member with such details.  If the Holdings Member provides written notice to the Crestwood Member accepting the Indirect Transfer ROFO Offer within 30 days of receipt of the Indirect Transfer ROFO Offer, then both Parties shall be bound and the purchase of the Indirect Transfer Offered Units shall occur at the price set forth in the applicable Indirect Transfer ROFO Offer within 60 days after delivery of such acceptance.
(c)    If (i) the Crestwood Member does not deliver an Indirect Transfer ROFO Offer within the aforementioned 30 day period, (ii) the Holdings Member does not elect timely to accept an Indirect Transfer ROFO Offer or (iii) the Holdings Member receives an Indirect Transfer ROFO Offer but (A) the Holdings Member does not receive payment in full of the purchase price for all of the Indirect Transfer Offered Units within the aforementioned 60 days (provided that such failure to receive payment is not the result of a breach by the Holdings Member of its obligations to consummate the sale of the Indirect Transfer Offered Units) or (B) the Indirect Holdings Member Transfer does not occur for any reason, including the failure to obtain timely any required governmental approvals, but other than due to a breach by the Holdings Member of its obligation to consummate the sale of the Indirect Transfer Offered Units, then the Holdings Member may, during the 180-day period thereafter (which period may be extended for a reasonable time not to exceed an additional 60 days to the extent reasonably necessary to obtain any required government or other third party approvals), consummate or permit the consummation of such Indirect Holdings Member Transfer (subject to, for the avoidance of doubt, Section 3.02(b), Section 3.02(d), and Section 3.06); provided that, solely if the Holdings Member received but did not accept an Indirect Transfer ROFO Offer, then the value ascribed to the Indirect Transfer Offered Units in the Indirect Holdings Member Transfer must be equal or greater than the price set forth in the Indirect Transfer ROFO Offer.
(d)    If the applicable Indirect Holdings Member Transfer does not occur within such 180 day period (as extended in accordance with Section 3.04(c)), then the Holdings Member must again comply with the provisions set forth in this Section 3.04, to the extent applicable, prior to consummating or permitting the consummation of another Indirect Holdings Member Transfer.
(e)    The Members will take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 3.04, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.
3.05    Company Sale Procedure.
(a)    Subject to the rights of Crestwood Member pursuant to this Article III, including Section 3.03, and Article IV, at any time after December 31, 2023, Holdings Member will have the right to cause the Company to effect a Company Sale in accordance with this Section 3.05. If Holdings Member desires to initiate a Company Sale, it must first deliver written notice to Crestwood Member (the “Negotiation Period Notice”) and for a period of three months after delivery of such Negotiation Period Notice (the “Negotiation Period”), Holdings Member and Crestwood Member shall negotiate in good faith with each other for the purchase by Crestwood Member of all of Holdings Member’s Units. On or prior to the expiration of the Negotiation Period, Crestwood Member may deliver a written offer (the “Crestwood Offer”) to purchase all (and not less than all) of Holdings Member’s Units, which Crestwood Offer shall be irrevocable until at least the later of 30 days from receipt by the Holdings Member thereof or the expiration of the Negotiation Period and shall set forth Crestwood Member’s proposed purchase price (the “Crestwood Floor Price”). If Crestwood Member makes a Crestwood Offer within the Negotiation Period, Holdings Member shall deliver written notice to Crestwood Member within the later of (a) 30 days after receipt of the Crestwood Offer or (b) the expiration of the Negotiation Period stating whether it desires to accept the Crestwood Offer or to reject the Crestwood Offer and instead initiate the Company Sale process (the “Holdings Member Response”). If the Holdings Member Response timely accepts the Crestwood Offer, then (a) both Parties shall be bound and the purchase by Crestwood Member of Holdings Member’s Units shall occur at the Crestwood Floor Price within 60 days after delivery of such acceptance in the Holdings Member Response and Holdings Member shall be required to make no other representations other than in relation to its due organization, title to the securities it is selling, its authority and capacity to effect the transfer and the absence of any conflict under law or its organizational documents or any contract that would prevent or delay the transfer and (b) the Crestwood Floor Price shall be paid by Crestwood Member in cash or CEQP Units, valued at the CEQP Unit Price calculated as of close of business on the day prior to the closing of such sale or a combination thereof; provided that (A) the option for Crestwood Member to fund the purchase price with CEQP Units shall not be available if any of the CEQP Unit Issuance Limitations would be triggered in such proposed issuance, (B) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued, and (C) that the number of CEQP Units issued pursuant to this Section 3.05(a) shall not exceed the Maximum Redemption Units.
(b)    If, in the Holdings Member Response, the Holdings Member rejects the Crestwood Offer, or if no Crestwood Offer is timely delivered by Crestwood Member, then Holdings Member may cause the Company to effect a Company Sale, provided that (a) the definitive agreements related to such Company Sale (“Company Sale Definitive Agreements”) shall be executed within fifteen (15) months after the date on which the Negotiation Period Notice was delivered (the “Marketing Period”) and (b) only if Crestwood Member has timely submitted a Crestwood Offer, the consideration received in the Company Sale by Holdings Member (or distributed in accordance with this Agreement to Holdings Member in the case of a sale of the assets of the Company) must exceed the Crestwood Floor Price by 10%. If the Company Sale Definitive Agreements are not executed during the Marketing Period or if Holdings Member terminates the Company Sale prior to the expiration of the Marketing Period and provides notice of such termination to Crestwood Member, (i) Holdings Member shall return to Crestwood Member all documents in the possession of Holdings Member executed by Crestwood Member in connection with the proposed Company Sale, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Units owned by Crestwood Member shall again be in effect and (ii) Holdings Member shall not have the right to initiate another Company Sale process (which would initiate, for the avoidance of doubt, a new Negotiation Period) for a period of 12 months after the expiration of the Marketing Period or, if earlier, the termination of such Company Sale. Holdings Member shall use reasonable efforts to prioritize transactions with cash and marketable securities constituting the consideration to be received for a Company Sale.
(c)    Holdings Member shall manage the Company Sale process and the Company and Crestwood Member shall cooperate as reasonably requested by Holdings Member, including by participating in management presentations and providing information related to the Company and reasonably requested by Holdings Member. Holdings Member shall be permitted to engage financial and other advisors on behalf of itself or the Company in connection with a Company Sale at any time during the Negotiation Period or thereafter and such engagement or other advising in preparation for a possible Company Sale (other than distribution of marketing materials to potential purchasers or other public marketing of the Company) during the Holding Member Units Purchase Period shall not constitute evidence of lack of good faith by Holdings Member. Holdings Member will provide to Crestwood Member copies of all documentation to be entered into in connection with the Company Sale process prior to their execution by Holdings Member and Crestwood Member will be provided a reasonable opportunity to provide input and comment with respect to such documentation, including any Confidential Information Memorandum and marketing materials, any merger or purchase and sale agreement and other transaction documents and correspondence with potential purchasers. Subject to Crestwood Member’s continued reasonable cooperation with the Company Sale, Holdings Member will provide notice to Crestwood Member of, and Crestwood Member will have the right to have a representative present at, all meetings and conferences (including teleconferences) with the financial advisor engaged in connection with such Company Sale and with potential buyers in such Company Sale.
(d)    Upon the consummation of a Company Sale, all of the Members will be entitled to receive the same form of consideration to the extent consideration is a combination of cash, marketable securities, and/or non-marketable securities, with all such consideration (as well as other forms of consideration) being distributed in a manner that such Member would have received if such aggregate consideration with respect to the Units had been distributed by the Company to the Members in accordance with Section 10.02; provided, that no consideration for any additional agreements entered into in connection with such transaction, such as non-competition agreements, be included in the amount of consideration and if any Members are given an option as to the form and amount of consideration to be received, all Members participating therein will be given the same option pro rata.
(e)    Subject to Crestwood Member’s right to receive documentation and participate in the Company Sale process pursuant to Section 3.05(c), Crestwood Member shall enter into any agreement or instrument reasonably agreed to by Holdings Member in connection with a Company Sale, and shall make or provide the same representations, warranties, covenants, indemnities and agreements as Holdings Member makes or provides in connection with the Company Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to Holdings Member, Crestwood Member shall only be required to make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by Holdings Member and Crestwood Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by Holdings Member and Crestwood Member, in each case in an amount not to exceed the aggregate proceeds received by Holdings Member and Crestwood Member in connection with the Company Sale. Notwithstanding anything to the contrary in this Agreement, Crestwood Member shall vote in favor of the Company Sale conducted in accordance with this Section 3.05 and take all actions to waive any dissenters, appraisal or other similar rights.
(f)    Promptly after the consummation of a Company Sale pursuant to this Section 3.05, Holdings Member shall notify Crestwood Member thereof, and if not remitted directly to Crestwood Member, remit or cause to be remitted (including by a distribution from the Company) to Crestwood Member the total consideration to which the Member is entitled with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Crestwood Member and furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by Crestwood Member. If not remitted directly to Crestwood Member, Holdings Member shall promptly remit or cause to be remitted to Crestwood Member any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price with respect to the Units of Crestwood Member Transferred pursuant to such Company Sale.
(g)    The reasonable and documented fees and expenses of Holdings Member incurred on behalf of or for the benefit of the Company (or the Members generally and not solely for the Holdings Member) in connection with a Company Sale shall be shared by the Holdings Member and the Crestwood Member pro rata based on their relative ownership in Common Units (including, with respect to Holdings Member, the percentage of Common Units into which any Series A Preferred Units held by the Holdings Member on the date of the Negotiation Period Notice convert), in each case, such amount shall be deducted from the proceeds thereof that would otherwise be distributed to each of the Holdings Member and the Crestwood Member.
3.06    Requirements Applicable to All Transfers. Except in connection with a Company Sale or a redemption of Preferred Units effected pursuant to Sections 4.06, 5.01 or 10.02, if requested by any Member, a Member Transferring Units must deliver to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Managing Member, to the effect that such

Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with. Any Person acquiring Units from a Member (other than pursuant to a Company Sale) shall be obligated to execute an adoption agreement in a form reasonably satisfactory to the Managing Member (whether such Transfer resulted by operation of law or otherwise). Without limiting the foregoing, even if any such Person fails to execute such an adoption agreement, such Person and such Units shall nevertheless be subject to this Agreement in the same manner as the Member holding such Units immediately prior to such Transfer. The Managing Member will determine in its reasonable discretion whether the foregoing requirements have been satisfied and may, in its reasonable discretion, determine to waive any such requirements to the extent permitted by applicable law.
3.07    Additional Members. In connection with any Transfer or issuance of Interests permitted hereunder, additional Persons may be admitted to the Company as Members and Units may be created and issued to such Persons as determined by the Managing Member on such terms and conditions as the Managing Member may determine at the time of admission which may include making a Capital Contribution, subject, solely to extent applicable pursuant to Section 6.02(a)(vi), 6.02(a)(xxiii) or 6.02(a)(xxiv) or Section 6.02(b)(v) or 6.02(b)(xxi), to the approval by the Holdings Member. As a condition to being admitted as a Member of the Company, any Person must agree to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement, and must make the representations and warranties set forth in Section 3.08 to the extent applicable as of the date of such Person’s admission to the Company. To the extent legally permissible and reasonably practicable, the Crestwood Member shall provide such information in its possession, access and cooperation, in each case at the Holding Member’s sole expense, as reasonably requested by the Holdings Member in connection with any proposed, bona fide Transfer of Preferred Units or Common Units permitted by this Agreement by the Holdings Member to a purchaser of such Preferred Units or Common Units; provided however, in no event shall the Crestwood Member be required to (i) take any action to obtain or provide information or access that it does not have in its possession or have the right to request, in each case at the time of such request by the Holdings Member, (ii) take any action that the Crestwood Member determines in its reasonable judgment would result in the loss of the protection of any attorney-client or other privilege held by any Person or the breach of any written agreement of the Company, the Crestwood Member or any of their respective Affiliates or (iii) initiate, or threaten to initiate, any action, proceeding or litigation in order to enforce any rights that the Company has to receive access in respect of any Agreed Midstream Project.
3.08    Representations and Warranties. Each Party hereby represents and warrants to the Company that:
(a)    such Party has full power and authority to enter into this Agreement and to perform its obligations hereunder;
(b)    the execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Party is a party or by which it is or its assets are bound; and

(c)    such Party, if such Party is a Member, is and will be acquiring its Interest in the Company for investment purposes only for its own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws.
3.09    Liability to Third Parties. No Member will have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member.
3.10    Representations and Warranties Made by Crestwood Member. The Crestwood Member hereby represents and warrants that the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.11    Tag-Along Right.
(a)    Following a Conversion, if the Crestwood Member desires to Transfer, or effect or permit an indirect transfer of, all or any portion of its Units in the Company other than to an Affiliate and other than pursuant to an Excluded Indirect Crestwood Transfer, then (i) the Holdings Member shall have the right (but not the obligation) (the “Tag-Along Right,” and the Units held by the Crestwood Member, the “Tag Interest”) to participate in the proposed transaction (the “Tag-Along Transfer”) and (ii) the Crestwood Member shall make an offer (a “Tag-Along Offer”) by an irrevocable written notice to the Holdings Member, to include in the Tag-Along Transfer, on terms and conditions set forth in such notice (which must be at least as favorable to the Holdings Member as to the Crestwood Member), a number of the Holdings Member’s Units in accordance with the provisions of this Section 3.11.
(b)    Pursuant to the Tag-Along Right, (i) in the case of a Tag-Along Transfer that is a Transfer of Units, the Holdings Member shall have the right to Transfer in such Tag-Along Transfer the same percentage of its Units as the percentage of the Crestwood Member’s aggregate Units that the Crestwood Member is proposing to Transfer and (ii) in the case of a Tag-Along Transfer that is an indirect transfer, the Holdings Member shall have the right to Transfer in such Tag-Along Transfer the same percentage of its Units as the percentage of equity interests in the Crestwood Member being directly or indirectly transferred in such Tag-Along Transfer. If the Crestwood Member is unable to cause the transferee to purchase all of the Units proposed to be sold directly or indirectly by the Crestwood Member and the Holdings Member, then the Crestwood Member and the Holdings Member shall reduce, on a pro rata basis, the amount of such Units that each otherwise would have sold so as to permit the Crestwood Member and the Holdings Member to sell directly or indirectly the number of Units (determined in accordance with such pro rata basis) that the proposed transferee is willing to purchase.
(c)    The Tag-Along Offer may be accepted by the Holdings Member at any time within 30 days after the Holdings Member’s receipt of the Tag-Along Offer (such period, the “Tag-Along Notice Period”), which acceptance must be made by delivery of a written notice indicating such acceptance to the Crestwood Member (such notice, the “Tag-Along Acceptance”). If the Holdings Member exercises the Tag-Along Right, then the Holdings Member’s Units shall be purchased on the same terms and conditions as the Tag Interest (provided, that in the case of a Tag-Along Transfer involving the direct or indirect transfer of an equity interest in which the equity interest being transferred represents an ownership interest in anything other than an indirect ownership interest in the Crestwood Member’s Units, then the purchase price to be paid in respect of the Holdings Member’s Units shall equal the Fair Market Value thereof); provided that any representations and warranties relating specifically to any Member shall be made only by such Member.
(d)    If (i) the Holdings Member does not deliver a Tag-Along Acceptance within the Tag-Along Notice Period or (ii) the Tag-Along Transfer fails to close for any reason other than due to a breach by the Crestwood Member of its obligation to consummate the Tag-Along Transfer, then the Crestwood Member (or the applicable indirect transferor) may, during the 180-day period following the expiration of the Tag-Along Notice Period (which period may be extended for a reasonable time not to exceed an additional 60 days to the extent reasonably necessary to obtain any required government or other third party approvals) (the “Tag-Along Transfer Period”) consummate the Tag-Along Transfer with only the Tag Interest; provided that, in either such case, the Tag-Along Transfer is subject to a price no greater than the price set forth in the Tag-Along Offer and on other terms and conditions in the aggregate no more favorable to the transferee than those set forth in the Tag-Along Offer.
(e)    If the Crestwood Member (or the applicable indirect transferor) does not sell the Tag Interest in the Tag-Along Transfer Period, the Crestwood Member must again comply with the provisions set forth in this Section 3.11, to the extent applicable, prior to making any subsequent sale of all or any portion of its Units or effecting or permitting any indirect transfer of all or any portion of Units.
Article IV
CAPITAL CONTRIBUTIONS; REDEMPTIONS OF PREFERRED UNITS
4.01    Interests. Each Member’s Interest in the Company will be represented by its Capital Account and by Units issued by the Company to such Member. The classes of authorized Units as of the Effective Date are the Series A-2 Preferred Units, the Series A-3 Preferred Units, the Series B Preferred Units, the Series C Preferred Units and the Common Units (it being understood that all of the Series A-1 Preferred Units (as defined in the Prior LLC Agreement) issued under the Prior LLC Agreement were redeemed and extinguished on the Issue Date). Except as expressly set forth herein, the Units have no voting rights and do not confer the right to vote on matters related to the Company or otherwise. The obligations of each Member hereunder shall be several and not joint, and no Member shall be obligated to make any of the Capital Contributions of another Member.
4.02    Capital Contributions.
(a)    Capital Contributions. On the Issue Date, all of the Series A-1 Preferred Units (as defined in the Prior LLC Agreement) issued under the Prior LLC Agreement were redeemed and extinguished and the Company issued 175,000,000 Series A-2 Preferred Units to the Holdings Member. On the Effective Date, the Company issued the number of Series A-3 Preferred Units to the Holdings Member as set forth opposite the Holdings Member’s name on Exhibit A, and the aggregate amount of Capital Contributions made by the Holdings Member in respect of such Series A-3 Preferred Units is also set forth opposite the Holdings Member’s name on Exhibit A. As of the Effective Date, the Crestwood Member has contributed $462,406,523 to the Company and holds the number of Common Units set forth opposite the Crestwood Member’s name on Exhibit A.
(b)    Pre-Conversion Capital Contributions by Members.
(i)    Until the occurrence of a Conversion, the Crestwood Member may, in its sole discretion, elect to require the Holdings Member to fund any Agreed Midstream Project as set forth in this Section 4.02(b)(i) (the total amount required from all Members to fund any such Agreed Midstream Project being the “Total Project Capital Contribution”). Any such election shall be exercised by delivering a written notice in compliance with Section 4.02(d) to the Holdings Member. If the Crestwood Member makes such an election and delivers such notice, then, on the funding dates set out in such notice, (A) the Holdings Member will be required to fund an amount equal to the product of the then-current Aggregate Conversion Ratio and the Total Project Capital Contribution (subject to any approvals or other limitations as may be set out in the applicable Project Request) by making Capital Contributions to the Company (Holdings Member’s share of each such capital contribution, an “Accordion Capital Contribution”), it being understood that the amount of such Accordion Capital Contribution that is equal to the product of the A-2 Conversion Ratio and the Total Project Capital Contribution shall be borne by the holders of the Series A-2 Preferred Units and the amount of such Accordion Capital Contribution that is equal to the product of the A-3 Conversion Ratio and the Total Project Capital Contribution shall be borne by the holders of the Series A-3 Preferred Units, and (B) the Crestwood Member will be required to fund the balance of all amounts required in connection with such Agreed Midstream Project by making Capital Contributions to the Company (each such required contribution, a “Crestwood Additional Capital Contribution”). Notwithstanding anything herein to the contrary, if any Accordion Capital Contribution or Crestwood Additional Capital Contribution with respect to an Agreed Midstream Project has been approved but not fully funded prior to a Conversion, then after such Conversion, such Accordion Capital Contribution or Crestwood Additional Capital Contribution will continue to be required to be made (and Section 4.02(b)(i) shall be disregarded with respect thereto) except that, instead of issuing Series A-2 Preferred Units or Series A-3 Preferred Units to any Member that is funding an Accordion Capital Contribution (or Common Units based on the Common Unit Price in respect of Crestwood Additional Capital Contributions), the Company shall issue to each Member that is so funding a number of Common Units equal to the amount of such Accordion Capital Contribution or Crestwood Additional Capital Contribution made by such Member (as the case may be) divided by the Fair Market Value of a Common Unit. In the event that, prior to a Conversion, the Crestwood Member (i) does not elect to require an Accordion Capital Contribution in respect of an Agreed Midstream Project, or (ii) causes the Company to pursue a De Minimis Midstream Project Opportunity or Crestwood Scheduled Project pursuant to Section 6.03(e) and Section 6.03(f), respectively, any Capital Contribution required in connection therewith shall be considered a Crestwood Additional Capital Contribution.

(ii)    Notwithstanding the foregoing, once the Holdings Member has made aggregate Accordion Capital Contributions at least equal to the Maximum Holdings Member Accordion Amount, the Holdings Member will have no further obligation to make any further Accordion Capital Contributions to the Company, and the Holdings Member shall not be required to make Accordion Capital Contributions at any time at which either any Series B Preferred Units are outstanding or any Series A Quarterly Distribution required to have been distributed in cash has not been paid in full in accordance with Section 5.01(a). For the avoidance of doubt, (I) if (x) the Crestwood Member makes an election to require the Holdings Member to fund any Agreed Midstream Project at a time at which the aggregate amount of all Accordion Capital Contributions attributable to the outstanding Series A Preferred Units as of immediately prior to such election (the “Prior Aggregate Accordion Amount”) does not exceed the Maximum Holdings Member Accordion Amount and (y) the excess of the Maximum Holdings Member Accordion Amount minus the Prior Aggregate Accordion Amount is an amount less than the product of the Aggregate Conversion Ratio and all amounts required in connection with an Agreed Midstream Project, then the Accordion Capital Contribution of the Holdings Member pursuant to such election shall be reduced to such excess amount and the Crestwood Additional Capital Contribution relating to such Agreed Midstream Project shall be increased accordingly and (II) the Maximum Holdings Member Accordion Amount shall not be reduced by any Series A-2 PIK Distribution. Except as provided in the penultimate sentence of Section 4.02(b)(i), immediately upon receipt by the Company of: (A) any Accordion Capital Contribution by the Company, the Company shall issue to the Holdings Member (1) a number of Series A-2 Preferred Units equal to the amount of such Accordion Capital Contributions made by the Holdings Member in respect of its Series A-2 Preferred Units divided by the Series A-2 Preferred Unit Price and (2) a number of Series A-3 Preferred Units equal to the amount of such Accordion Capital Contribution made by the Holdings Member in respect of its Series A-3 Preferred Units divided by the Series A-3 Preferred Unit Price and (B) any Crestwood Additional Capital Contribution, the Company shall issue to the Crestwood Member a number of Common Units equal to the amount of such Crestwood Additional Capital Contribution divided by the Common Unit Price.
(iii)    The Parties acknowledge and agree that, immediately following any acquisition of Series A Preferred Units by the Crestwood Member pursuant to Section 3.04, all obligations of the “Holdings Member” set forth in the foregoing provisions of Section 4.02(b) to fund Accordion Capital Contributions shall become obligations of both the Crestwood Member and the Holdings Member, and such obligations shall be performed pro rata in proportion to each of such Member’s respective ownership of outstanding Series A Preferred Units, and the Maximum Holdings Member Accordion Amount shall be reduced proportionately to adjust for the percentage of Series A Preferred Units no longer held by the Holdings Member. Immediately upon the receipt of any Accordion Capital Contribution by the Crestwood Member, except as provided in the penultimate sentence of Section 4.02(b)(i), the Company shall issue to the Crestwood Member a number of Series A-2 Preferred Units equal to the amount of such Accordion Capital Contribution made by the Crestwood Member divided by the Series A-2 Preferred Unit Price.

(iv)    Before a Conversion, in connection with any capital requirements of the Company, other than an Agreed Midstream Project or Crestwood Scheduled Project, the Managing Member shall fund the amount of such capital requirement (A) out of the operating cash flows of the Company (but only to the extent of Available Cash) and/or (B) by drawing on a credit facility approved in accordance with Section 6.02, as applicable, except to the extent that the Managing Member has determined that it is commercially reasonable to fund all or a portion of such capital requirements with Capital Contributions from the Crestwood Member. To the extent that the Managing Member has determined to fund any such capital requirements pursuant to clauses (A) or (B) above in this Section 4.02(b)(iv), and such funding sources are not sufficient to satisfy the full capital requirement, the remaining amount of such capital requirement shall be made by the Crestwood Member in exchange for a number of Common Units equal to the amount of such contribution divided by the Common Unit Price.
(c)    Post-Conversion Capital Call For Capital Contribution. Without limiting the obligations of the Members pursuant to the penultimate sentence of Section 4.02(b)(i), subject to Section 6.02 and Section 6.03, at any time after a Conversion, the Managing Member may request that the Members make additional Capital Contributions by issuing a notice to the Members in accordance with Section 4.02(d). Each Member shall have the right, but not the obligation, to elect to make Capital Contributions pursuant to such a notice. Within 30 days after the receipt of such notice, each Member shall notify the Managing Member whether it elects to fund its pro rata portion of the requested Capital Contribution. If any Member does not notify the Managing Member of such election within such 30 days, then such Member will be deemed to have elected not to fund its pro rata portion, and the Member that has elected to fund will have the option to fund the entire Capital Contribution amount and/or may allow another Person to make all or any portion of the Capital Contribution.
(d)    Capital Call Notices. Prior to any request for Capital Contributions, the Managing Member shall send each Member a written notice setting forth (i) in reasonable detail the Agreed Midstream Project or other project giving rise to such request for Capital Contributions, (ii) the amount of such Capital Contribution requested (and, if applicable, the amount of any future anticipated requests for Capital Contributions in connection with such Agreed Midstream Project or other project), (iii) the portion of such requested Capital Contribution that each Member is obligated or requested to contribute, (iv) if after Conversion, the Fair Market Value of the Common Units to be issued in exchange for such Capital Contributions and (v) the date on which such Capital Contributions must occur, which shall in each case be no less than 30 days after the date of such notice.
4.03    Funding Defaults.
(a)    Failure of the Crestwood Member to Make a Crestwood Additional Capital Contribution. If, prior to a Conversion, the Crestwood Member fails to fund 100% of any Crestwood Additional Capital Contribution when due and fails to cure such default within three Business Days after such due date (any such failure, a “Deficiency Event”), then the Company shall promptly, but in no event later than three Business Days after the due date for such Crestwood Additional Capital

Contribution, provide written notice of such failure to the Holdings Member, and the Holdings Member shall have the option, in its sole discretion and as its sole and exclusive remedy hereunder, to fund the amount of such deficiency (any such amount funded by the Holdings Member, a “Deficiency Contribution”). Immediately upon receipt of any Deficiency Contribution by the Company, the Company shall issue to the Holdings Member a number of Series B Preferred Units equal to the amount of such Deficiency Contribution divided by the Series B Preferred Unit Price. A Deficiency Event shall not relieve the Crestwood Member of its obligation to make any Crestwood Additional Capital Contributions subsequent thereto.
(b)    Failure of Holdings Member to Make an Accordion Capital Contribution. If, prior to a Conversion, the Holdings Member fails to fund 100% of any Accordion Capital Contribution when due and fails to cure such default within three Business Days after such due date (any such failure, a “Holdings Member Default”), then the Company shall promptly, but in no event later than three Business Days after the due date for such Accordion Capital Contribution, provide written notice of such failure to the Crestwood Member, and the Crestwood Member shall have the option, in its sole discretion and as its sole and exclusive remedy hereunder (any such amount funded by the Crestwood Member, a “Default Contribution”). Immediately upon receipt of any Default Contribution by the Company, the Company shall issue to the Crestwood Member a number of Series C Preferred Units equal to the amount of such Default Contribution divided by the Series C Unit Price. A Holdings Member Default shall not relieve the Holdings Member of its obligation to make any Accordion Capital Contributions subsequent thereto.
(c)    Failure of a Member to Fund a Post-Conversion Capital Contribution.
(i)    If, following a Conversion, either Member elects to fund in response to a request for Capital Contributions (or is required to fund pursuant to the penultimate sentence of Section 4.02(b)(i)) but fails to fund such amount when due, and in either case, fails to cure such default within three Business Days after such due date (such Member, a “Non-Funding Member,” and any such failure, a “Post-Conversion Default”), then the Company shall promptly, but in no event later than three Business Days after the due date for such Capital Contribution, provide written notice of such failure to the non-defaulting Member, and such non-defaulting Member shall have the option, in its sole discretion, to fund the amount of such Post-Conversion Default (any such amount funded by such Member in accordance with this Section 4.03(c)(i), a “Post-Conversion Default Contribution”). Any Member that funds a Post-Conversion Default Contribution in accordance with this Section 4.03(c) is referred to herein as a “Funding Member” and shall be entitled to certain amounts as set forth in this Section 4.03(c).
(ii)    If a Post-Conversion Default Contribution is made by the Funding Member, and the Total Amount in Default with respect thereto is paid by or on behalf of a Non-Funding Member to the Company within 30 days after the applicable Post-Conversion Default (a “Payment Cure”), then the Company shall pay to the Funding Member, within five Business Days of receipt, an amount equal to the Total Amount in Default less any distributions already paid to the Funding Member pursuant to Section 4.03(c)(iii).

(iii)    From and after a Post-Conversion Default, the applicable Non-Funding Member’s right to receive distributions pursuant to this Agreement shall be suspended and paid to the Funding Member or retained by the Company, as applicable, until the earlier of a Payment Cure and the time at which such aggregate distributions withheld from the Non-Funding Member (together with any additional contributions made by the Non-Funding Member pursuant to the following sentence) equal either (x) if a Funding Member funded the Post-Conversion Default Contribution, 250% of the Total Amount in Default or (y) if no Funding Member funded the Post-Conversion Default Contribution, the amount of the Post-Conversion Default Contribution plus interest at a 10% interest rate on the sum of the foregoing amounts in this clause (y). Notwithstanding the foregoing, a Non-Funding Member shall have the right, at any time prior to the suspension of distributions referenced above terminating, to accelerate the date on which such suspension terminates by paying to the Company such amounts as are necessary to achieve the threshold identified in foregoing clause (x) or (y), as applicable, and if it does so, then such thresholds will be deemed satisfied and such funds shall be paid to the Funding Member or retained by the Company, as applicable, and then such suspension of distributions shall immediately cease.
(iv)    A Post-Conversion Default shall not relieve the Non-Funding Member of its obligation to fund its pro rata portion of any other Capital Contributions that it elected or is required to fund.
4.04    Withdrawal or Return of Capital. Except as provided in this Agreement, including Sections 4.06 and 5.01, no Member is entitled to the return of or has the right to withdraw any part of its Capital Contribution from the Company prior to its liquidation and termination pursuant to Article X hereof. No Member is entitled to be paid interest in respect of either its Capital Account or its Capital Contributions. Any unrepaid Capital Contribution is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.
4.05    Further Contributions.
(a)    If the Company becomes obligated to make an indemnification payment (or to expend funds, or to make payments to third parties) pursuant to either of the Subscription Agreements with respect to Losses (as defined in each of the Subscription Agreements) and it does not at such time have sufficient Available Cash after payment of all amounts otherwise due or owing at such time, then the Crestwood Member shall promptly make a contribution of immediately available funds into the Company in an amount sufficient to permit the Company promptly to make such indemnification payment (or to pay such expense, or to pay any such third party) in full, and the Company shall promptly make such indemnification payment (or pay such expense, or pay any such third party) upon receipt; provided, however, that, following a Conversion, indemnification payments (as well as payments of expenses and payments to third parties) pursuant to either of the Subscription Agreements with respect to Losses (as defined in each of the Subscription Agreements) shall not be made by the Company from Available Cash but instead the Crestwood Member shall promptly make a contribution of immediately available funds into the Company in an amount sufficient to make the full amount of such indemnification or other payments in full from such contributed funds. Notwithstanding anything else in this Agreement to the contrary, (i) any such indemnification payment made by the Company from Available Cash (or any funds expended by the Company, or paid by the Company to a third party from a source other than a contribution by the Crestwood Member to the Company pursuant to this Section 4.05(a)) with respect to Losses (as defined in each of the Subscription Agreements) giving rise to such indemnification obligation (an “Indemnification Payment”) shall be deemed (x) to the extent that an Indemnification Payment is made on account of Losses (as defined in the Series A-2 Subscription Agreement) under the Series A-2 Subscription Agreement, a distribution to the Crestwood Member for purposes of the definition of Series A-2 Adjusted Capex Amount and (y) to the extent that an Indemnification Payment is made on account of Losses (as defined in the Series A-3 Subscription Agreement) under the Series A-3 Subscription Agreement, a distribution to the Crestwood Member for purposes of the definition of Series A-3 Adjusted Capex Amount and shall not be a distribution to the Holdings Member for any purpose under this Agreement and (ii) any contribution by the Crestwood Member to the Company to permit the Company to make such an indemnification payment (or to fund such an expense, or such a payment to a third party) with respect to Losses (as defined in each of the Subscription Agreements) shall not be a Capital Contribution for the purposes of the definition of Series A-2 Adjusted Capex Amount, Series A-3 Adjusted Capex Amount or for the purposes of Section 5.01(b)(ii)(A). Without any effect on the foregoing, if the Crestwood Member makes any contribution to the Company pursuant to this Section 4.05(a), then the Company shall (I) issue to the Crestwood Member a number of Common Units equal to the quotient obtained by dividing the amount of such contribution by either (x) the Common Unit Price, if such contribution occurs prior to a Conversion or (y) the Fair Market Value per Common Unit, if such contribution occurs following a Conversion and (II) if such contribution by the Crestwood Member occurs following a Conversion, issue to the Holdings Member a number of Common Units equal to the product of the number of Common Units issuable to the Crestwood Member pursuant to the foregoing clause (I)(y) multiplied by a fraction, the numerator of which is the number of Common Units held by the Holdings Member as of immediately prior to such contribution and the denominator of which is the number of Common Units held by the Crestwood Member as of immediately prior to such contribution. For the avoidance of doubt, the issuance of Common Units as contemplated by the preceding sentence shall not be a Capital Contribution for purposes of, and shall not be subject to, Section 4.02 or Section 4.03, and neither Member shall be required to make any contributions with respect thereto (other than the obligation of the Crestwood Member expressly referenced in this Section 4.05).
(b)    Except as otherwise specifically provided in this Agreement, no further Capital Contributions will be required from any Member without such Member’s prior written consent, and no Member shall have any obligation to restore any deficit balance in such Member’s Capital Account.
4.06    Redemption of Preferred Units.
(a)    Deficiency Preferred Units. Following the issuance of any Deficiency Preferred Units and until the earlier of the date that such Deficiency Preferred Units have been redeemed in full in accordance with this Agreement, 100% of all Adjusted Available Cash on hand and thereafter received by the Company shall immediately be paid over to the Holdings Member and the Crestwood Member, pro rata in accordance with their respective holdings of Deficiency

Preferred Units, to redeem all outstanding Deficiency Preferred Units; provided that (i) a Series B Preferred Unit will be redeemed pursuant to the foregoing clause upon the Holdings Member’s receipt of cash in respect of such Series B Preferred Unit in the amount required to provide the Holdings Member an IRR equal to 20% with respect to such Series B Preferred Unit and (ii) a Series C Preferred Unit will be redeemed pursuant to the foregoing clause upon the Crestwood Member’s receipt of cash in respect of such Series C Preferred Unit in the amount required to provide the Crestwood Member an IRR equal to 20% with respect to such Series C Preferred Unit. Without limiting the generality of the foregoing, the right of the Holdings Member and the Crestwood Member to have any Deficiency Preferred Units redeemed pursuant to this Section 4.06(a) will be senior in right of payment to all distributions to Members or redemptions of Units by the Company.
(b)    Crestwood Change of Control. In the event of a Crestwood Change of Control, the Crestwood Member shall use commercially reasonable efforts to provide the Holdings Member with no less than 30 days advance written notice of such Crestwood Change of Control, and within five Business Days following such Crestwood Change of Control, if any, the Holdings Member may elect by written notice to the Crestwood Member (the “Change of Control Redemption Notice”) to require the Company to redeem from the Holdings Member all then-outstanding Series A Preferred Units and Series B Preferred Units. Within five Business Days following delivery of the Change of Control Redemption Notice, the Crestwood Member shall deliver written notice to the Holdings Member (the “Consideration Election Notice”) indicating whether (i) the Company has elected to redeem the then-outstanding Series A Preferred Units and Series B Preferred Units for cash, (ii) in lieu of such redemption, the Crestwood Member will acquire from the Holdings Member the then-outstanding Series A Preferred Units and Series B Preferred Units through the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of the date of such Crestwood Change of Control, or (iii) it elects to effect a combination of the actions described in clauses (i) and (ii) above, in any case, in an amount per Series A Preferred Unit equal to the Change of Control Redemption Price and an amount per Series B Preferred Unit equal to the Change of Control Redemption Price; provided, however, that (A) the options set forth in the foregoing clauses (ii) and (iii) shall not be available at any time at which an RRA Suspension Right would be, or would reasonably likely to be, exercisable by CEQP pursuant to the Registration Rights Agreement if the Holdings Member were to exercise a demand registration right pursuant to Section 2.03 of the Registration Rights Agreement immediately following the issuance of CEQP Units to the Holdings Member, (B) the number of CEQP Units issued pursuant to this Section 4.06(b) shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that the issuance of the Maximum Redemption Units, if applicable, shall redeem in full all of the then-outstanding Series A Preferred Units and Series B Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith) and (C) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued. The closing of any redemption or acquisition pursuant to this Section 4.06(b) shall occur no later than the tenth Business Day following the delivery of the Change of Control Redemption Notice; provided, however, that in the event that the Crestwood Member fails to deliver a Consideration Election Notice prior to the fifth Business Day following the delivery of the Change of Control Redemption Notice, the Company shall be deemed to have elected to redeem the then-outstanding Series A Preferred Units and Series B Preferred Units

pursuant to this Section 4.06(b) in cash and the closing for such redemption shall occur no later than the tenth Business Day following the delivery of the Change of Control Redemption Notice.
(c)    Company Change of Control. In the event of a Company Change of Control, the Crestwood Member shall use commercially reasonably efforts to provide the Holdings Member with no less than 30 days advance written notice of such Company Change of Control, and within five Business Days following such Company Change of Control, if any, the Holdings Member may elect by delivery of a Change of Control Redemption Notice to require the Company to redeem from the Holdings Member all then-outstanding Series A Preferred Units and Series B Preferred Units. Within five Business Days following delivery of the Change of Control Redemption Notice, the Crestwood Member shall deliver a Consideration Election Notice to the Holdings Member indicating whether (i) the Company has elected to redeem the then-outstanding Series A Preferred Units and Series B Preferred Units for cash, (ii) in lieu of such redemption, the Crestwood Member will acquire from the Holdings Member the then-outstanding Series A Preferred Units and Series B Preferred Units through the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of the day prior to such redemption, (iii) it elects to effect a combination of the actions described in clauses (i) and (ii) above, in any case, in an amount per Series A Preferred Unit equal to the Change of Control Redemption Price and an amount per Series B Preferred Unit equal to the Change of Control Redemption Price or (iv) the Company has elected to redeem the then-outstanding Series A Preferred Units and Series B Preferred Units using the cash proceeds from a sale of some or all of the operating assets of the Company, including interests in any of the Company’s Subsidiaries (an “Asset Sale”) and to the extent the cash proceeds from an Asset Sale are less than the Change of Control Redemption Price payable to Holdings Member, the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of the day prior to such redemption; provided, however, that (A) the options set forth in the foregoing clauses (ii) and (iii) shall not be available if any of the CEQP Unit Issuance Limitations would be triggered in such proposed issuance, (B) the number of CEQP Units issued pursuant to this Section 4.06(c) shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that the issuance of the Maximum Redemption Units, if applicable, shall redeem in full all of the then-outstanding Series A Preferred Units and Series B Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith), and (C) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued. The closing of any redemption or acquisition pursuant to this Section 4.06(c) shall occur no later than the later to occur of (x) the tenth Business Day following delivery of the Change of Control Redemption Notice and (y) the consummation of an Asset Sale, if applicable; provided, however, that in the event that the Crestwood Member fails to deliver a Consideration Election Notice prior to the fifth Business Day following the delivery of the Change of Control Redemption Notice, the Company shall be deemed to have elected the payment option described above in clause (iv).
(d)    Crestwood Option for Redemption – Full Redemption. At any time following December 31, 2022, subject to Section 4.06(a) in respect of the redemption of Deficiency Preferred Units, by delivery of 45 days’ prior written notice (the “Crestwood Full Redemption Notice”) to each of the Company and the Holdings Member, the Crestwood Member may elect to cause the

Company to redeem all of the then-outstanding Series A Preferred Units, effective as of the later to occur of (x) the 45th day following delivery of such Crestwood Redemption Notice and (y) the consummation of an Asset Sale, if applicable (the “Full Redemption Effective Date”), for an amount per Series A Preferred Unit equal to the product of (i) 1.10 and (ii) the Series A-2 Liquidation Amount and the Series A-3 Liquidation Amount, as applicable, in each case, calculated as of close of business on the day prior to the Full Redemption Effective Date (the “Crestwood Full Redemption Price”); provided, that such aggregate amount payable may be satisfied by the Crestwood Member’s election of any one or a combination of the following actions: (1) causing the Company to redeem all of the then-outstanding Series A Preferred Units in exchange for the Company’s paying the Holdings Member cash, (2) acquiring all of the then-outstanding Series A Preferred Units by the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of close of business on the day prior to the Full Redemption Effective Date, or (3) redeeming all of the then-outstanding Series A Preferred Units using (A) the cash proceeds of an Asset Sale; provided that in the event that such Asset Sale is taking place in connection with a redemption pursuant to subsection (II) or subsection (III) of this Section 4.06(d), an amount equal to the product of the A-2 Conversion Ratio in the case of subsection (II) or the A-3 Conversion Ratio in the case of subsection (III), in each case, multiplied by the cash proceeds of such Asset Sale shall first be applied to pay out in full the Series A Preferred Units subject to such conversion and (B) to the extent the cash proceeds from an Asset Sale (after applying any proceeds as required in accordance with subsection (A)) are less than the Crestwood Full Redemption Price payable to Holdings Member, the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of close of business on the day prior to the Full Redemption Effective Date; provided, however, that (A) the option set forth in the foregoing clause (2) shall not be available if any of the CEQP Unit Issuance Limitations would be triggered, (B) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued and (C) the number of CEQP Units issued pursuant to this Section 4.06(d) shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that the issuance of the Maximum Redemption Units, if applicable, shall redeem in full all of the then-outstanding Series A Preferred Units and Series B Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith). The Crestwood Full Redemption Notice shall state which action or combination of actions described in clauses (1) through (3) above that the Crestwood Member has elected to take. Notwithstanding anything to the contrary in this Section 4.06, if the Crestwood Member has delivered a Crestwood Redemption Notice, then the Holdings Member may elect to (I) convert all of its Series A Preferred Units into Common Units pursuant to Section 4.07 or (II) convert all of its Series A-2 Preferred Units into Common Units pursuant to Section 4.07, or (III) convert all of its Series A-3 Preferred Units into Common Units pursuant to Section 4.07, in any case by delivering written notice to the Crestwood Member at least 30 days after receipt of the Crestwood Redemption Notice; provided that if the Holdings Member makes the election in subsection (II) of this Section 4.06(d) the Series A-3 Preferred Units shall be redeemed pursuant to this Section 4.06(d); provided, further, that if the Holdings Member makes the election in subsection (III) of this Section 4.06(d) the Series A-2 Preferred Units shall be redeemed pursuant to this Section 4.06(d).
(e)    Crestwood Option for Redemption – Partial Redemption. At any time following December 31, 2022, subject to Section 4.06(a) in respect of the redemption of Deficiency

Preferred Units, by delivery of 45 days’ prior written notice (the “Crestwood Partial Redemption Notice”) to each of the Company and the Holdings Member, the Crestwood Member may elect to cause the Company to redeem all of the then-outstanding Series A-3 Preferred Units effective as of the later to occur of (x) the 45th day following delivery of such Crestwood Partial Redemption Notice and (y) the consummation of an Asset Sale, if applicable (the “Partial Redemption Effective Date”), for an amount per Series A-3 Preferred Unit equal to the product of (i) 1.10 and (ii) the Series A-3 Liquidation Amount, calculated as of close of business on the day prior to the Partial Redemption Effective Date; provided, that such aggregate amount payable may be satisfied by the Crestwood Member’s election of any one or a combination of the following actions: (1) causing the Company to redeem all of the then-outstanding Series A-3 Preferred Units in exchange for the Company’s paying the Holdings Member cash or (2) acquiring all of the then-outstanding Series A-3 Preferred Units by the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of close of business on the day prior to the Partial Redemption Effective Date; provided, however, that (A) the option set forth in the foregoing clause (2) shall not be available if any of the CEQP Unit Issuance Limitations would be triggered, (B) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued and (C) the number of CEQP Units issued pursuant to this Section 4.06(e) shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that the issuance of the Maximum Redemption Units, if applicable, shall redeem in full all of the then-outstanding Series A-3 Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith). The Crestwood Partial Redemption Notice shall state which action or combination of actions described in clauses (1) through (2) above that the Crestwood Member has elected to take. Notwithstanding anything to the contrary in this Section 4.06, if the Crestwood Member has delivered a Crestwood Partial Redemption Notice, then the Holdings Member may elect to convert all (and not less than all) of its Series A Preferred Units into Common Units pursuant to Section 4.07 by delivering written notice to the Crestwood Member at least 30 days after receipt of the Crestwood Partial Redemption Notice.
(f)    Holdings Member Option Period. From and after the earlier of December 31, 2023 and until such time as there are no Series A Preferred Units or Series B Preferred Units outstanding or during the five (5) Business Days following the Holdings Member receiving written notice from the Company or the Crestwood Member of a Crestwood Change of Control (such period, the “Holdings Member Option Period”), subject to Section 4.06(a) in respect of the redemption of Deficiency Preferred Units, the Holdings Member may elect at any time when there are no Series C Preferred Units outstanding, by delivery of 30 days’ prior written notice (the “Holdings Member Redemption Notice”) to each of the Company and the Crestwood Member, to cause the Company to redeem some or all of the then-outstanding Series A Preferred Units effective as of the later to occur of (x) the 30th day following delivery of such Holdings Member Redemption Notice and (y) the consummation of an Asset Sale involving the sale, transfer or other disposition of all or substantially all of the Interests or assets of the Company to any Person that is not an Affiliate of either of the Members, if applicable (the “Holdings Member Redemption Effective Date”), for an amount per Series A Preferred Unit equal to the Series A-2 Liquidation Amount or Series A-3 Liquidation Amount, as applicable, in each case, calculated as of close of business on the day prior to the Holdings Member Redemption Effective Date (the “Holdings Redemption Price”); provided, that such aggregate amount payable may be satisfied by the Crestwood Member’s election of any one or a combination of the following actions: (1) causing the Company to redeem some or all of the then-outstanding Series A Preferred Units in exchange for the Company’s paying the Holdings Member cash, (2) acquiring some or all of the then-outstanding Series A Preferred Units by the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of close of business on the day prior to the Holdings Member Redemption Effective Date, or (3) redeeming all of the then-outstanding Series A Preferred Units using (A) the cash proceeds of an Asset Sale involving the sale, transfer or other disposition of all or substantially all of the Interests or assets of the Company to any Person that is not an Affiliate of either of the Members; provided that in the event that such Asset Sale is taking place in connection with a redemption related to a Secondary Period A-2 Conversion or a Secondary Period A-3 Conversion, an amount equal to the product of the A-2 Conversion Ratio in the case of a Secondary Period A-2 Conversion, or the A-3 Conversion Ratio in the case of a Secondary Period A-3 Conversion, in each case multiplied by the cash proceeds of such Asset Sale shall first be applied to pay out in full the Series A Preferred Units subject to such Secondary Period Conversion and (B) to the extent the cash proceeds from such Asset Sale (after applying any proceeds as required in accordance with subsection (A)) are less than the Holdings Redemption Price payable to Holdings Member, the issuance to the Holdings Member or its designee as consideration a number of CEQP Units, valued at the CEQP Unit Price calculated as of close of business on the day prior to the Holdings Member Redemption Effective Date; provided that (A) the option set forth in the foregoing clause (2) shall not be available if any of the CEQP Unit Issuance Limitations would be triggered, (B) CEQP shall comply with its obligations under the Registration Rights Agreement with respect to such CEQP Units so issued, and (C) that the number of CEQP Units issued pursuant to this Section 4.06(f) shall not exceed the Maximum Redemption Units (it being acknowledged and agreed that the issuance of the Maximum Redemption Units, if applicable, shall redeem in full all of the then-outstanding Series A Preferred Units and Series B Preferred Units and no further cash or other consideration shall be required to be paid in connection therewith). If the Crestwood Member does not make an affirmative election with respect to the source of funds for the Holdings Redemption Price in accordance with this Section 4.06(f) within 30 days of receiving the Holdings Member Redemption Notice, the Crestwood Member shall be deemed to have elected the payment option described above in clause (3).
(g)    Effect of Redemption or Purchase of Preferred Units. To the extent that any Series A Preferred Unit or Series B Preferred Unit is redeemed in full by the Company pursuant to this Agreement, at the time of such redemption, such Series A Preferred Unit or Series B Preferred Unit will be immediately cancelled and retired by the Company. Upon the acquisition of any Series A Preferred Unit or Series B Preferred Unit by the Crestwood Member pursuant to this Agreement (other than pursuant to Section 3.04), immediately following such acquisition, such Preferred Unit shall be automatically converted into, and shall be treated in all respects as, one Common Unit. Upon the acquisition of any Series A Preferred Unit, Series B Preferred Unit or other Unit by the Crestwood Member pursuant to Section 3.04), such Units shall remain outstanding but, notwithstanding anything herein to the contrary, such Units (and the Crestwood Member as the owner of such Units) shall not have any redemption rights (other than pursuant to Section 4.06(f)), voting rights, governance rights or other rights hereunder but instead shall only have economic rights with respect thereto (including, for the avoidance of doubt, the right to receive distributions in accordance with Article V) and the conversion rights set forth in Section 4.07. Further, at such time as 100% of the Series A Preferred Units and Series B Preferred Units held by the Holdings Member have been redeemed in full by the Company or acquired by the Crestwood Member in accordance with this Agreement, the Holdings Member shall immediately cease to be both a Member and a Party; provided, however, that the rights and obligations of the Holdings Member under Sections 3.08, 3.09, 3.10, Article V, Sections 6.03(c)(ii), 6.04(c), (d), (e) and (f), 6.05, 7.03, 7.04, 7.05, Article VIII, Section 9.01 and Article XI (the “Surviving Provisions”) shall survive the Holdings Member’s termination as a Member subject to any time limitations expressly set forth in any of the foregoing sections. In connection with any redemption or acquisition of less than all of the then-outstanding Series A Preferred Units or Series B Preferred Units pursuant to this Section 4.06, such redemption or acquisition shall be effected in a manner such that the earliest-issued, then-outstanding Series A Preferred Units or Series B Preferred Units, as applicable, are redeemed prior to the redemption of any later-issued Series A Preferred Units or Series B Preferred Units.
(h)    CEQP Guaranty. CEQP hereby irrevocably and unconditionally agrees to be jointly and severally liable for the full, complete and timely performance by the Crestwood Member of the obligation to deliver CEQP Units to the Holdings Member under Section 3.05, Section 4.06(b), Section 4.06(c), Section 4.06(d), Section 4.06(e) and Section 4.06(f) (the “CEQP Guaranty”), and CEQP’s obligations under the CEQP Guaranty shall be primary and not secondary to the obligations of the Crestwood Member. The CEQP Guaranty is absolute, continuing and independent of, and in addition to, any and all rights and remedies of the Holdings Member under this Agreement, and shall not in any way be discharged, impaired or otherwise affected by any of the following, each of which is hereby waived by CEQP: (a) any release or waiver of, or delay in, the enforcement of any rights of the Holdings Member, or (b) any requirements for promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor or any other notice or similar requirement.
(i)    Asset Sale. If the Crestwood Member elects (or is deemed to have elected) to cause an Asset Sale to fund all or any portion of the applicable redemption price pursuant to Section 4.06(c), 4.06(d), 4.06(e) or 4.06(f), it shall use its commercially reasonable efforts to consummate the Asset Sale as promptly as practicable after the date of such election or deemed election. If the Asset Sale is not consummated within twelve months after the date of such election or deemed election, then, without modifying or altering the other provisions of Section 4.06(c), 4.06(d), 4.06(e) or 4.06(f) (including payment of any shortfall if the Asset Sale does not yield sufficient proceeds to fund the applicable redemption price), the Holdings Member shall have the option to take over the administration and control of the Asset Sale process and the Crestwood Member shall reasonably cooperate with the Holdings Member in connection therewith.
4.07    Conversion of Preferred Units.
(a)    Conditional Conversion Option.
(i)    At any time after December 31, 2020 but prior to December 31, 2023, the Holdings Member may elect by written notice to the Crestwood Member (the “Initial Period Conversion Notice”) to cause the Company to convert all, but not less than all, of the then-outstanding Series A Preferred Units into an aggregate number of Common Units that, following such Conversion, shall equal the product of (x) the Aggregate Conversion Ratio multiplied by (y) the aggregate number of outstanding Common Units as of immediately following such Conversion (the “Initial Period Conversion”), which Common Units shall be issued to the Holdings Member (or, if the Crestwood Member acquired any Series A Preferred Units pursuant to Section 3.04, then to the Holdings Member and the Crestwood Member in proportion to their respective ownership of all Series A Preferred Units); provided, however, that the Holdings Member’s right to effect a Conversion shall be limited solely to the extent required to be limited by applicable law.
(ii)    At any time after December 31, 2023, the Holdings Member may elect by written notice to the Crestwood Member (the “Secondary Period Conversion Notice”) to cause the Company to (A) convert all, but not less than all, of the then-outstanding Series A Preferred Units into an aggregate number of Common Units that, following such Conversion, shall equal the product of (x) the Aggregate Conversion Ratio multiplied by (y) the aggregate number of outstanding Common Units as of immediately following such Conversion (the “Secondary Period Full Conversion”), (B) convert all, but not less than all, of the then-outstanding Series A-2 Preferred Units into an aggregate number of Common Units that, following such Conversion, shall equal the product of (x) the A-2 Conversion Ratio multiplied by (y) the aggregate number of outstanding Common Units as of immediately following such Conversion (the “Secondary Period A-2 Conversion”), or (C) convert all, but not less than all, of the then-outstanding Series A-3 Preferred Units into an aggregate number of Common Units that, following such Conversion, shall equal the product of (x) the A-3 Conversion Ratio multiplied by (y) the aggregate number of outstanding Common Units as of immediately following such Conversion (the “Secondary Period A-3 Conversion”), in each case which Common Units shall be issued to the Holdings Member (or, if the Crestwood Member acquired any Series A Preferred Units pursuant to Section 3.04, then to the Holdings Member and the Crestwood Member in proportion to their respective ownership of all Series A Preferred Units); provided, however, that the Holdings Member’s right to effect a Conversion shall be limited solely to the extent required to be limited by applicable law. In the event that the Secondary Period Conversion Notice elects either a Secondary Period A-2 Conversion or a Secondary Period A-3 Conversion, the other series of Series A Preferred Units not being converted shall be redeemed in accordance with Section 4.06(f) and the delivery of the Secondary Period Conversion Notice shall be deemed to be a Holdings Member Redemption Notice with respect to such other series of Series A Preferred Units.
(b)    Effectiveness of Conversion; Rights of Holdings Member Upon Conversion. A Conversion shall be effective immediately, and without any payment of consideration or further action by the Company, or the Members, upon the delivery by the Holdings Member of a Conversion Notice to the Crestwood Member. Upon a Conversion, the rights of the Holdings Member (and if applicable, the Crestwood Member) in its capacity as a holder of Series A Preferred Units or Series B Preferred Units shall cease with respect to such Units, including any rights under this Agreement with respect to such Units.

(c)    Reimbursement Obligation Following Conversion. No later than 10 Business Days following a Conversion, the Crestwood Member shall deliver a written notice to the Holdings Member setting forth the Applicable Adjusted Capex Amount and wire transfer instructions for the account to which the Holdings Member should deliver the funds required (if the Applicable Adjusted Capex Amount is positive) pursuant to this Section 4.07(c).  No later than 10 Business Days following the receipt of such notice, (I) if the Applicable Adjusted Capex Amount is positive, the Holdings Member shall deliver to the Crestwood Member a written notice agreeing to one of the following three options: (i) to pay to the Crestwood Member the Applicable Adjusted Capex Amount in immediately available funds to an account designated by the Crestwood Member, (ii) having the Company reduce the number of Common Units held by the Holdings Member following the Conversion by a number of Common Units equal to the quotient of (A) the Applicable Adjusted Capex Amount divided by (B) the Common Unit Price or (iii) electing to pay a portion of the Applicable Adjusted Capex Amount and instructing the Company to reduce the number of Common Units held by the Holdings Member following the Conversion by a number of Common Units equal to the quotient of (A) the balance of the Applicable Adjusted Capex Amount divided by (B) the Common Unit Price, or (II) if the Applicable Adjusted Capex Amount is negative, Holdings Member shall deliver to Crestwood Member wire transfer instructions for the account to which the Crestwood Member should deliver the required funds and Crestwood Member shall pay to the Holdings Member the Applicable Adjusted Capex Amount in immediately available funds to such account designated by the Holdings Member no later than 10 Business Days following receipt of the wire instructions. If the Holdings Member elects options (i) or (iii), then the Holdings Member shall deliver the Applicable Adjusted Capex Amount (or in the case of option (iii) the reduced amount thereof) to the Crestwood Member no later than 10 Business Days following the delivery of such notice to the Crestwood Member.  If the Holdings Member elects options (ii) or (iii), then, without any further action by the Company, the board or the Members, the number of Common Units held by the Holdings Member shall automatically be reduced as instructed, effective upon the Conversion. If the Holdings Member fails to deliver a written notice within such 10 Business Day period or otherwise fails to fund the Applicable Adjusted Capex Amount, the Holdings Member shall be deemed to have elected option (ii), and the number of Common Units held by the Holdings Member shall be reduced in accordance with the provisions thereof.
(d)    Evaluation of G&A Services Fee. Following a Conversion, the Crestwood Member and the Holdings Member shall (i) evaluate the G&A Services Fee set forth in the Operating Agreement and (ii) use commercially reasonable efforts to agree on an appropriate replacement G&A Services Fee to reflect changes in the scope of G&A services provided by the Operator (as defined in the Operating Agreement).
ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS
5.01    Distributions.
(a)    Series A Quarterly Distributions.
(i)    Commencing with the Fiscal Quarter ending on March 31, 2018 and ending upon the earlier to occur of a Conversion or the redemption of all of the Series A-2

Preferred Units, the holders of the Series A-2 Preferred Units shall be entitled to receive cumulative distributions (each, a “Series A-2 Quarterly Distribution”), prior to any other distributions made in respect of any Common Units or other Interests other than any outstanding Deficiency Preferred Units, in the amount set forth in this Section 5.01(a)(i) in respect of each Series A-2 Preferred Unit outstanding as of the end of such Fiscal Quarter. All such distributions shall be paid within 30 days after the end of each such Fiscal Quarter and, except as provided in the immediately following sentence, in cash in an amount equal to the Series A-2 Coupon Amount; provided, however, that the Series A-2 Coupon Amount shall be equal to zero for each Fiscal Quarter in respect of which there are Series C Preferred Units outstanding as of end of such Fiscal Quarter. For the Fiscal Quarter ending March 31, 2018, and for each Fiscal Quarter thereafter through and including the Fiscal Quarter ending March 31, 2019, the Series A-2 Quarterly Distribution may, at the election of the Company, be paid through the issuance to the Holdings Member of a number of Series A-2 Preferred Units (a “Series A-2 PIK Distribution”) equal to the quotient resulting from the division of (A) the Series A-2 Coupon Amount, by (B) the Series A-2 Preferred Unit Price. For purposes of this Agreement, a Series A-2 PIK Distribution shall be treated as a distribution of the Series A-2 Coupon Amount followed by an immediate contribution to the Company of such amount by the Holdings Member.
(ii)    Commencing with the Fiscal Quarter ending on June 30, 2019 and ending upon the earlier to occur of a Conversion or the redemption of all of the Series A-3 Preferred Units, the holders of the Series A-3 Preferred Units shall be entitled to receive cumulative distributions (each, a “Series A-3 Quarterly Distribution”), prior to any other distributions made in respect of any Common Units or other Interests other than any outstanding Deficiency Preferred Units, in the amount set forth in this Section 5.01(a)(ii) in respect of each Series A-3 Preferred Unit outstanding as of the end of such Fiscal Quarter. All such distributions shall be paid within 30 days after the end of each such Fiscal Quarter and, except as provided in the immediately following sentence, in cash in an amount equal to the Series A-3 Coupon Amount; provided, however, that the Series A-3 Coupon Amount shall be equal to zero for each Fiscal Quarter in respect of which there are Series C Preferred Units outstanding as of end of such Fiscal Quarter.
(iii)    In the event the Company has insufficient funds to pay in full the Series A-2 Quarterly Distribution and the Series A-3 Quarterly Distribution, all amounts available for such payment shall be shared pro rata among the Series A-2 Preferred Units and the Series A-3 Preferred Units based on the total number of Series A Preferred Units then outstanding.
(b)    Distributions of Available Cash.
(i)    Subject to Section 5.01(b)(ii), the Managing Member shall cause the Company to make a distribution of 100% of all Available Cash in respect of a particular Fiscal Quarter to the Common Members in respect of the Common Units outstanding as of the end of such Fiscal Quarter (it being understood that, as of the Effective Date, the Crestwood Member shall be the only Common Member), provided that, if such distribution is prior to a Conversion, immediately prior to making such distribution (A) the Company has distributed any Series A Quarterly Distribution required with respect to such Fiscal Quarter, (B) there are no Series A Quarterly Distributions required to have been distributed pursuant to Section 5.01(a) with respect to any concluded Fiscal Quarter that remain unpaid, (C) no Series B Preferred Units are outstanding and (D) the Managing Member and the Company have each provided the Holdings Member with a written certificate in the form attached as Exhibit B at least three Business Days prior to making such distribution specifying that as of such time, no Material Adverse Change has occurred, nor will any Material Adverse Change occur as a result of the Company’s making such distribution.
(ii)    If a Conversion has not yet occurred, in addition to fulfilling the conditions set forth in the proviso of Section 5.01(b)(i), at any time after December 31, 2023, the Managing Member shall cause the Company to make a distribution of 100% of all Available Cash in respect of a particular Fiscal Quarter as follows:
(A)    First, pro rata to the Holdings Member and the Crestwood Member in accordance with their then-current respective aggregate Capital Contributions (but disregarding any contributions as contemplated by Section 4.05) as of the making of such distribution; provided that, for the purpose of this Section 5.01(b)(ii), (1) “Available Cash” shall include the aggregate amount of the Series A Quarterly Distribution required to be distributed in respect of the Series A Preferred Units with respect to such Fiscal Quarter and (2) the amount of Available Cash deemed to have been distributed to the Holdings Member for purposes of this Section 5.01(b)(ii) shall include the amount of any such Series A Quarterly Distribution required to be distributed to the Holdings Member with respect to such Fiscal Quarter; and
(B)    Second, upon the receipt by the Holdings Member pursuant to Section 5.01(b)(ii)(A) of an amount of distributions equal to (1) in respect of each outstanding Series A-2 Preferred Unit equal to (x) the amount required to provide to the Holdings Member an IRR equal to 10% on each such outstanding Series A-2 Preferred Unit, less (y) the Series A-2 Preferred Unit Price, and (2) in respect of each outstanding Series A-3 Preferred Unit equal to (x) the amount required to provide to the Holdings Member an IRR equal to 10% on each such outstanding Series A-3 Preferred Unit, less (y) the Series A-3 Preferred Unit Price, then 100% to the Crestwood Member in respect of the Common Units.
(c)    Withholding. Notwithstanding anything to the contrary herein, the Managing Member, in connection with and subject to the consent of the Holdings Member (such consent not to be unreasonably withheld, conditioned or delayed), shall determine the amounts of any required tax withholdings. In connection therewith, the Managing Member may retain or withhold amounts (including any amounts imposed pursuant to Section 6225 of the Code) and make tax payments, including interest and penalties thereon, on behalf of or with respect to any Member (“Tax Advances”). All Tax Advances made on behalf of a Member shall, at the option of the Managing Member, (i) be promptly paid to the Company by the Member on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation of the Company otherwise payable to such Member. Whenever the Managing Member selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement, such Member shall be treated as having received all distributions unreduced by the amount of such Tax Advance. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the liabilities and obligations of each Member under this Section 5.01(c) shall survive any deemed Transfer of an interest in the Company by such Member or such Member ceasing to be a Member under this Agreement.
(d)    Distributions in Error. Any distributions pursuant to this Section 5.01 made in error or in violation of Section 18-607(a) of the Act, will, upon good faith demand by the Managing Member (or the Holdings Member, if such distribution in error was received by the Managing Member), be returned to the Company.
5.02    Allocations.
(a)    In General. Except as provided in Section 5.02(b), for purposes of maintaining Capital Accounts, items of Company income, gain, loss, deduction and credit for each applicable accounting period (taking into account, for this purpose, any positive adjustments to the Book Values of Company assets in the same manner as if such adjustments were items of income or gain and any negative adjustments to the Book Values of Company assets in the same manner as if such adjustments were items of deduction or loss) shall be allocated among the Members in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such period to equal the amount (which may be negative) determined for such Member by subtracting item (ii) from item (i) below:
(i)    the amount that would be distributed to such Member (other than any amounts treated as a guaranteed payment under Section 707(c) of the Code) if: (A) all Company assets were sold for cash equal to their Book Values; (B) all Company obligations were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Member Nonrecourse Debt, to the Book Values of the assets securing or subject to such liability); and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 10.02(c) (ignoring, for this purpose, Section 10.02(c)(ii)(B)(1), and applying Section 10.02(c)(ii)(B)(2) as if it applied at any time prior to the commencement of the Holdings Member Option Period); over
(ii)    the sum of: (A) such Member’s share of the Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g) computed immediately prior to the hypothetical sale described above, (B) such Member’s share of Member Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), computed immediately prior to the hypothetical sale described above and (C) the amount, if any, that such Member is obligated to contribute to the capital of the Company computed after the hypothetical events described in Section 5.02(a)(i) above;

provided, however, notwithstanding anything to the contrary in this Section 5.02(a), the amount of items of Company deduction and loss allocated to any Member pursuant to this Section 5.02(a) shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have a deficit balance in its Adjusted Capital Account at the end of any Tax Year or other applicable accounting period. Items of deduction and loss in excess of such limitation shall be allocated to the Members who do not have deficit balances in their Adjusted Capital Accounts, pro rata, in proportion to the amounts that may be so allocated to them without causing them to have such deficit balances.
(b)    Regulatory Allocations. Notwithstanding the foregoing provisions of Section 5.02(a), the following special allocations will be made in the following order of priority:
(i)    Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during an applicable accounting period, then each Member will be allocated items of Company income and gain for such period (and, if necessary, for subsequent periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.02(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.
(ii)    Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any applicable accounting period, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5) will be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(g)(2) and (j)(2)(ii). This Section 5.02(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.
(iii)    Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to such Member in an amount and manner sufficient to eliminate any resulting deficit balance in such Member’s Adjusted Capital Account as quickly as possible, provided that an allocation pursuant to this Section 5.02(b)(iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.02(b)(iii) were not in this Agreement. It is intended that this Section 5.02(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
(iv)    Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section

743(b) is required, pursuant to Treasury Regulations Section 1.704‑1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with their Interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(v)    Nonrecourse Deductions. The Nonrecourse Deductions for each Tax Year will be allocated to holders of Common Units in proportion to the relative number of Common Units held.
(vi)    Member Nonrecourse Deductions. Member Nonrecourse Deductions will be allocated to the Members that bear the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.
(vii)    Curative Allocations. The allocations contained in the foregoing provisions of this Section 5.02(b), and any allocations required following the proviso in Section 5.02(a), are intended to comply with certain requirements of the Treasury Regulations promulgated under Code Section 704. It is the intent of the Members and the Company that, to the extent possible, all such allocations shall be offset either with other such allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 5.02(b)(vii), so that after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if no such allocations had been made and all items were allocated pursuant to Section 5.02(a) (not including the allocations required following the proviso in Section 5.02(a)).
(viii)    Noncompensatory Option. Items of income, gain, loss or deduction resulting from a restatement of the Book Values of Company assets pursuant to clause (b)(iii) of the definition of Book Value shall be allocated among the Members in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(2).
(c)    Tax Allocations.
(i)    Except as provided in Section 5.02(c)(ii) hereof, to the maximum extent possible, for U.S. federal income tax purposes (and for purposes of any state or local income or franchise tax that follows the federal treatment), each item of Company income, gain, loss or deduction will be allocated among the Members in the same manner as the correlative item of income, gain, loss or deduction is allocated for purposes of maintaining Capital Accounts pursuant to this Article V.

(ii)    Tax items with respect to any Company asset that has a Book Value that differs from its adjusted tax basis will be allocated among the Members for federal income tax purposes in a manner consistent with the Treasury Regulations promulgated under Code Sections 704(b) and 704(c) so as to take into account such difference utilizing the remedial allocation method under Treasury Regulations Section 1.704-3(d).
(d)    Other Provisions. The Members, their respective Affiliates and Permitted Transferees, and the Company, intend and agree to treat the Preferred Units as equity interests in the Company for U.S. federal income tax purposes, and the Company as a partnership, for U.S. federal income tax purposes, except as otherwise required by applicable law following a final “determination” under Code Section 1313 or as otherwise agreed by all of the Members (including, for the avoidance of doubt, the Holdings Member to the extent such treatment is relevant to the treatment of the Company or any holder of a Preferred Unit for any Tax Year or portion thereof in which the Holdings Member, any of its Affiliates or Permitted Transferees, is or was a Member). In the event that it is determined upon audit by the Internal Revenue Service that the Company, the Crestwood Member, or any of its Affiliates or Permitted Transferees, is required to treat the rights and obligations represented by the Preferred Units as indebtedness for U.S. federal income tax purposes, the Members, their respective Affiliates and Permitted Transferees, and the Company agree to revise the provisions of this Agreement and take such other action as may be reasonably requested by either Member to minimize the effect of such treatment on all of the Members.
(e)    Compliance with Subchapter K. Notwithstanding anything to the contrary in this Agreement, in the discretion of the Managing Member, with the consent of the Holdings Member, the Company may diverge from the allocations described herein as may be necessary or appropriate to comply with the provisions of subchapter K of the Code and the Treasury Regulations promulgated thereunder.
ARTICLE VI
MANAGEMENT
6.01    Authority of the Managing Member. Except as otherwise provided in this Agreement (including as provided in Section 6.02 or by applicable law), the power and authority to manage, direct and control the Company will be vested in the Managing Member, and the Managing Member will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Company. The Company will not have any officers or employees.
6.02    Actions Requiring Holdings Member Consent.
(a)    Actions Requiring Holdings Member Consent Prior to a Conversion. Notwithstanding anything herein to the contrary, except as provided in Section 6.03 or as set forth in the Operating Agreement, prior to a Conversion, neither the Company nor any of its Subsidiaries will take, and neither the Managing Member nor any other Member will take any action so as to cause or permit the Company or any of its Subsidiaries to take, any of the following actions without the prior written consent of the Holdings Member:

(i)    the liquidation, dissolution, recapitalization or reorganization of the Company or any of its Subsidiaries in any form of transaction except as contemplated by Article III and Article IV (excluding, for the avoidance of doubt, a liquidation to fund a redemption pursuant to Section 4.06(f));
(ii)    the election of, or any change in, the manner in which either (A) the Company or any of its Subsidiaries or any material transaction undertaken by the Company or any of its Subsidiaries is treated for tax purposes or (B) any material item of income or expense of the Company or any of its Subsidiaries is treated for tax purposes;
(iii)    the entry by the Company into any line of business or activity other than (A) holding an equity interest in Jackalope LLC or (B) engaging in Agreed Midstream Services;
(iv)    the merger or consolidation of the Company or any of its Subsidiaries with or into any other Entity;
(v)    the acquisition by the Company or any of its Subsidiaries of any equity interest in any Entity;
(vi)    the authorization or issuance of any equity security, convertible security, phantom equity instrument or similar right that would not be subordinated to the Preferred Units, or the amendment of the terms of any such security, instrument or right to the extent such amendment would cause such security, instrument or right not to be subordinated to the Preferred Units;
(vii)    undertaking a Public Offering;
(viii)    the amendment or waiver of any provision of the Certificate or this Agreement;
(ix)    any change in the distribution policy of the Company or any of its Subsidiaries (including a change in the calculation of Adjusted Available Cash), or the making or authorization of any distribution other than as permitted by Article V; or
(x)    the filing of a voluntary bankruptcy or similar proceeding or the failure to contest any bankruptcy or similar proceeding filed against the Company or any of its Subsidiaries;
(xi)    the conversion of the Company or any of its Subsidiaries from a limited liability company into any other form of Entity;
(xii)    except for Permitted Liens, the encumbering of any assets of the Company (not including any Units of the Company) or any of its Subsidiaries;
(xiii)    except during any Holdings Member Default Period, the issuance, incurrence, renewal, refinancing, early repayment, or discharge of any material indebtedness

(including the guarantee of the obligations of any other Person or the indemnification of any other Person) other than the extension of credit in the ordinary course of the Business;
(xiv)     except during any Holdings Member Default Period, the commencement or settlement of any material tax contest, Dispute, arbitration, litigation, mediation, or other proceeding (other than the commencement or settlement of any such proceeding in which a Member is a defendant, in which case such Member will not be entitled to vote on such matter) in which the contested amount is greater than $500,000;
(xv)    the sale, lease, pledge or other disposition of any material assets of the Company or any of its Subsidiaries, except as contemplated by Article III or Article IV;
(xvi)    the entry into, or termination or amendment of, any contract, agreement, transaction or other arrangement between the Company or any of its Subsidiaries and the Crestwood Member or any of its Affiliates, other than a Permitted Utilization Arrangement;
(xvii)    except during any Holdings Member Default Period, the adoption of the Initial Budget and subsequent Annual Budgets and any amendments thereto;
(xviii)    except during any Holdings Member Default Period, any expenditures in excess of 125% of the aggregate amount budgeted in any of the categories of expenditures for the current year contained in the Initial Budget or any Annual Budget; provided, however, that such consent shall not be necessary in connection with any expenditure required by reason of an emergency;
(xix)    except during any Holdings Member Default Period, the adoption of any Growth Capex Budget and any amendments thereto and the adoption or approval of any specific growth capital expenditure project (not previously approved by the Members) under the any Growth Capex Budget having aggregate expenditures of greater than $5,000,000;
(xx)    except during any Holdings Member Default Period, any expenditures in excess of 110% of the aggregate amount budgeted in any of the categories of expenditures for the current year contained in the Growth Capex Budget; provided, however, that such consent shall not be necessary in connection with any expenditure pursuant to a Crestwood Scheduled Project;
(xxi)    the determination of the Fair Market Value of any asset contributed to a Member by the Company or by a Member to the Company;
(xxii)    except during any Holdings Member Default Period, the entry into (A) any contract (or series of related contracts) for services or for the purchase (or series of related purchases) of items, materials, and supplies for amounts greater than $5,000,000 or (B) any lease for real or personal property that during the term of such lease is reasonably expected to result in an expenditure of greater than $1,000,000, or (ii) any contract for capital expenditures (or series of related contracts) for amounts greater than $5,000,000; provided, however, to the extent any series of related contracts and/or purchases is related to a project or undertaking previously approved by the Members, then such consent of the Members shall not be required for each contract or purchase related to such project or undertaking;
(xxiii)    the Transfer of any equity interest in the Company or any of its Subsidiaries (other than a Transfer permitted pursuant to Article III or a redemption or purchase of any Units effected in accordance with Article IV or Article V);
(xxiv)    except in connection with a redemption of Preferred Units pursuant to Section 4.06, the issuance to any Person (other than the Company or another wholly-owned Subsidiary of the Company) of equity interests in any Subsidiary of the Company;
(xxv)    except during any Holdings Member Default Period, the amendment of the budget for any Agreed Midstream Project or any material change in the scope of development or operation of any Agreed Midstream Project;
(xxvi)    the removal or replacement of the Operator (as defined in the Operating Agreement) pursuant to the Operating Agreement;
(xxvii)    any material amendment or termination to the Operating Agreement;
(xxviii)    the removal or replacement of the Crestwood Member as the Managing Member other than as a result of a Transfer by the Crestwood Member in compliance with this Agreement; and
(xxix)    agree or commit to do any of the foregoing.
(b)    Actions Requiring Holdings Member Consent Following a Conversion. Notwithstanding anything herein to the contrary, except as provided in Section 6.03 or as set forth in the Operating Agreement, following a Conversion, neither the Company nor any of its Subsidiaries will take, and neither the Managing Member nor any other Member will take any action so as to cause or permit the Company or any of its Subsidiaries to take, any of the following actions without the prior written consent of the Holdings Member; provided, however, that at any time that the Holdings Member does not hold at least 15% of the Common Units, the prior written consent of the Holdings Member under this Section 6.02(b) will not be required for the actions set forth in clauses (xii), (xiii), (xvi), (xvii), (xviii), (xx) or, to the extent relating to such clauses, clause (xxiv) of this Section 6.02(b):
(i)    the liquidation, dissolution, recapitalization or reorganization of the Company or any of its Subsidiaries in any form of transaction except as contemplated by Article III and Article IV (including, for the avoidance of doubt, a liquidation to fund a redemption pursuant to Section 4.06);
(ii)    the election of, or any change in, the manner in which either (A) the Company or any of its Subsidiaries or any material transaction undertaken by the Company or any of its Subsidiaries is treated for tax purposes or (B) any material item of income or expense of the Company or any of its Subsidiaries is treated for tax purposes;
(iii)    the entry by the Company into any line of business or activity other than (A) holding an equity interest in Jackalope LLC or (B) engaging in Agreed Midstream Services;
(iv)    the merger or consolidation of the Company or any of its Subsidiaries with or into any other Entity;
(v)    except as contemplated by Section 4.02(c), the authorization or issuance of any equity security, convertible security, phantom equity instrument or similar right to a third party;
(vi)    undertaking a Public Offering;
(vii)    the amendment or waiver of any provision of the Certificate or this Agreement;
(viii)    any change in the distribution policy of the Company or any of its Subsidiaries (including a change in the calculation of Adjusted Available Cash), or the making or authorization of any distribution other than as permitted by Article V; or
(ix)    the filing of a voluntary bankruptcy or similar proceeding or the failure to contest any bankruptcy or similar proceeding filed against the Company or any of its Subsidiaries;
(x)    the conversion of the Company or any of its Subsidiaries from a limited liability company into any other form of Entity;
(xi)    except for Permitted Liens, the encumbering of any assets of the Company (not including any Units of the Company) or any of its Subsidiaries;
(xii)    except during any Holdings Member Default Period, the issuance, incurrence, renewal, refinancing, early repayment, or discharge of any material indebtedness (including the guarantee of the obligations of any other Person or the indemnification of any other Person) other than the extension of credit in the ordinary course of the Business;
(xiii)    except during any Holdings Member Default Period, the commencement or settlement of any material tax contest, Dispute, arbitration, litigation, mediation, or other proceeding (other than the commencement or settlement of any such proceeding in which a Member is a defendant, in which case such Member will not be entitled to vote on such matter) in which the contested amount is greater than $500,000;
(xiv)    the sale, lease, pledge or other disposition of any material assets of the Company, in a single transaction or a series of related transactions for aggregate consideration exceeding $5,000,000, except as contemplated by Article III or Article IV;

(xv)    the entry into, or termination or amendment of, any material contract, material agreement, material transaction or other material arrangement between the Company or any of its Subsidiaries and the Crestwood Member or any of its Affiliates, other than a Permitted Utilization Arrangement;
(xvi)    except during any Holdings Member Default Period, the adoption of the Initial Budget, subsequent Annual Budgets and any amendments thereto;
(xvii)    except during any Holdings Member Default Period, the adoption of any Growth Capex Budgets and any amendments thereto, and the adoption or approval of any project (not previously approved by the Members) under the Growth Capex Budget having aggregate expenditures of greater than $5,000,000;
(xviii)    except during any Holdings Member Default Period, any expenditures in excess of 110% of the aggregate amount budgeted in any of the categories of expenditures for the current year contained in the Initial Budget, any Annual Budget or any Growth Capex Budget; provided, however, that such consent shall not be necessary in connection with any expenditure required by reason of an emergency;
(xix)    the determination of the Fair Market Value of any asset contributed to a Member by the Company or by a Member to the Company;
(xx)    except during any Holdings Member Default Period, the entry into (A) any contract (or series of related contracts) for services or for the purchase (or series of related purchases) of items, materials, and supplies for amounts greater than $5,000,000 or (B) any lease for real or personal property that during the term of such lease is reasonably expected to result in an expenditure of greater than $1,000,000, or (ii) any contract for capital expenditures (or series of related contracts) for amounts greater than $5,000,000; provided, however, to the extent any series of related contracts and/or purchases is related to a project or undertaking previously approved by the Members, then such consent of the Members shall not be required for each contract or purchase related to such project or undertaking;
(xxi)    the Transfer of any equity interest in the Company (other than a Transfer permitted pursuant to Article III or a redemption or purchase of any Units effected in accordance with Article IV or Article V);
(xxii)    the removal or replacement of the Operator (as defined in the Operating Agreement) pursuant to the Operating Agreement;
(xxiii)    any material amendment or termination to the Operating Agreement; and
(xxiv)    agree or commit to do any of the foregoing.

6.03    Opportunities; Midstream Project Opportunities.
(a)    Right to Compete. Notwithstanding anything else to the contrary in this Agreement, except for the limitations applicable to the Crestwood Member pursuant to Section 6.03(b), Section 6.03(c) and Section 6.03(d), nothing herein shall require the Crestwood Member or the Holdings Member (or any of their respective Affiliates or their direct or indirect equity owners) to bring any Midstream Project Opportunity or other opportunity to the Company (including any De Minimis Midstream Project Opportunity), and the Members (and their respective Affiliates and their respective direct or indirect equity owners) may engage or invest in, and devote their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company or its business (the “Right to Compete”), and neither the Company nor any other Member (nor any of their respective Affiliates or their direct or indirect equity owners) will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper. Subject to the limitations applicable to the Crestwood Member pursuant to Section 6.03(b), Section 6.03(c) and Section 6.03(d), the foregoing Right to Compete does not require notice to, approval from, or other sharing with, any of the other Members, the Company or any other Person, and, notwithstanding anything herein to the contrary, including in this Section 6.03, the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity (except as otherwise set forth in Section 6.03(b), Section 6.03(c) or Section 6.03(d)) and are hereby fully and irrevocably disclaimed.
(b)    Prohibition on Pursuing Opportunities. Except for those matters set forth on Schedule I and for Excluded Opportunities, the Crestwood Member, CEQP and their controlled Affiliates are prohibited from pursuing, developing, owning, operating or investing in any Midstream Project Opportunities relating to the Business in the Area of Interest other than in accordance with this Section 6.03 (including with respect to De Minimis Midstream Project Opportunities which are prohibited other than as set out in Section 6.03(e)).
(c)    Project Requests.
(i)    The Crestwood Member may (but in no event shall be required to), from time to time, propose that the Company engage in a Midstream Project Opportunity relating to the Business in the Area of Interest by delivering a written request (each, a “Project Request”) to the Holdings Member. Each Project Request shall contain a reasonably detailed explanation of the Midstream Project Opportunity relating to the Business in the Area of Interest, including:
(A)    a detailed monthly budget for such Midstream Project Opportunity, including a good faith estimate of the costs and expenses of constructing, operating and maintaining such Midstream Project Opportunity and the revenues to be derived therefrom;

(B)    a detailed timetable for such Midstream Project Opportunity, including an estimated commencement date and material milestones and the estimated schedule for calling capital;
(C)    a framework for project review meetings with the Holdings Member, including approvals for any budget overruns, delays and other events that could materially impair the economics or viability of such Midstream Project Opportunity and subsequent requirements for Capital Contributions;
(D)    the proposed terms of any agreements with third parties that arise in connection with such Midstream Project Opportunity; and
(E)    the expected effect of such Midstream Project Opportunity on the Company and its existing business and assets.
(ii)    The Holdings Member agrees that any information furnished to the Holdings Member or its advisors in a Project Request or by or on behalf of the Crestwood Member in connection with the Holdings Member’s evaluation of any Midstream Project Opportunity (such information, “Evaluation Material”) shall be (A) kept strictly confidential and (B) used by the Holdings Member and its Affiliates, on or before the second anniversary of the date such Evaluation Material is furnished to the Holdings Member, solely for the purpose of evaluating the Company’s undertaking the Midstream Project Opportunity and implementing any Midstream Project Opportunity that becomes an Agreed Midstream Project; provided, however, that Evaluation Material shall not include any information to the extent that such information (I) was or becomes generally available to the public other than as a result of a disclosure by the Holdings Member, (II) was or becomes available to the Holdings Member from a source other than the Crestwood Member or its Affiliates, advisors or other representatives that is not bound by an obligation of confidentiality to the Crestwood Member or its Affiliates or (III) was independently developed by the Holdings Member or its Affiliates without reference to or otherwise using the Evaluation Material.
(d)    Agreed Midstream Projects and Rejection.
(i)    If, within 45 days following receipt of a Project Request, the Holdings Member provides written notice to the Crestwood Member of its consent to the Company’s undertaking the applicable Midstream Project Opportunity, then such Midstream Project Opportunity shall be deemed an “Agreed Midstream Project” and the Company may pursue such Agreed Midstream Project in accordance with the terms set forth in the applicable Project Request and may request Capital Contributions with respect thereto in accordance with Section 4.02.
(ii)    If the Holdings Member (x) does not provide written notice to the Crestwood Member of its consent to the Company’s undertaking a Midstream Project Opportunity within 45 days following receipt of the applicable Project Request or (y) provides written notice to the Crestwood Member that it does not consent to the Company’s undertaking the relevant Midstream Project Opportunity prior to the expiration of such 45-

day period (each such circumstance described in the foregoing clauses (x) and (y), a “Rejection”), then none of the Crestwood Member or its Affiliates, the Company or any of the Company’s Subsidiaries may pursue such Midstream Project Opportunity except that the Crestwood Member may undertake such Midstream Project Opportunity, as well as any enhancements, extensions or expansions of such Midstream Project Opportunity, outside of the Company and its Subsidiaries so long as it does not utilize any assets of the Company and its Subsidiaries unless under a Permitted Utilization Arrangement.
(e)    De Minimis Midstream Project Opportunities. Notwithstanding anything herein to the contrary, the Company shall be permitted (but not required) to pursue and effect a De Minimis Midstream Project Opportunity without the consent of the Holdings Member.
(f)    Crestwood Scheduled Projects. Notwithstanding anything herein to the contrary, the capital projects listed on Schedule II (each, a “Crestwood Scheduled Project”) shall be deemed approved by the Members. The Crestwood Member shall fund all capital expenditures associated with such Crestwood Scheduled Projects and such capital expenditures shall be deemed Crestwood Additional Capital Contributions pursuant to Section 4.02(b).
(g)    PRB JV. Without limiting the foregoing in this Section 6.03, if and to the extent that the Crestwood Member, CEQP or any of their controlled Affiliates become obligated pursuant to the terms of that certain PRB LLCA (as defined on Schedule I) to pursue, develop, own, operate or invest in a Midstream Project Opportunity relating to the Business in the Area of Interest that does not constitute an Excluded Opportunity through the PRB JV (as defined on Schedule I), then the Crestwood Member shall use its reasonable best efforts to do so by means of an investment by the Company or its Subsidiaries; provided that such reasonable best efforts shall not require the Crestwood Member or any of its Affiliates to (i) pay any amounts to any Person or make any economic concessions to any Person or (ii) initiate, or threaten to initiate, any action, proceeding or litigation against any Person. Notwithstanding the foregoing and without limiting other ways in which the Crestwood Member may satisfy its obligations under this Section 6.03(g), the Crestwood Member shall have no further obligations under this Section 6.03(g), if the Crestwood Member offers to contribute the interest in the PRB JV held by an Affiliate of the Crestwood Member to the Company as a Capital Contribution valued at Fair Market Value thereof; provided that if within thirty (30) days of being notified of such offer, the Holdings Member requests that the Crestwood Member make such Capital Contribution, the Crestwood Member shall make such Capital Contribution as soon as possible thereafter in exchange for a number of Common Units equal to the Fair Market Value of such Capital Contribution divided by (i) if such Capital Contribution is made prior to the Conversion, the Common Unit Price (it being understood for the avoidance of doubt that such Capital Contribution shall be taken into account in the determination of the Net Capital Contribution Amount) or (ii) if such Capital Contribution is made following the Conversion, the Fair Market Value of a Common Unit.
6.04    Indemnification; Limitation of Liability.
(a)    Subject to Section 6.04(b), (i) a Member, in its capacity as such, shall have no fiduciary or other duty to the Company, any other Member or any other Person that is a Party or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing and (ii) such Member shall not be liable in damages to the Company, any other Member or any other Person that is a Party or is otherwise bound by this Agreement by reason of, or arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent that it is determined by a final, non-appealable order of a court of competent jurisdiction that any of the foregoing was caused by (x) a breach or violation of the implied contractual covenant of good faith and fair dealing or the duties imposed by Section 6.04(b), (y) actual fraud or willful misconduct, or, (z) with respect to any criminal action or proceeding, conduct of a Member that such Member had reasonable cause to believe was unlawful.
(b)    Except with respect to the Managing Member’s Right to Compete and the fiduciary duties related thereto, which duties are hereby disclaimed, the Managing Member shall have fiduciary duties of loyalty and care to the Company similar to that of directors and officers of for-profit corporations organized under the General Corporation Law of the State of Delaware.
(c)    To the maximum extent permitted by applicable law, but subject to the provisions of this Section 6.04, the Members and the Managing Member (each an “Indemnitee”), each as provided below, will not be liable for, and will be indemnified and held harmless by the Company against, any and all claims, actions, demands, losses, damages, liabilities, costs or expenses, including attorneys’ fees, court costs, and costs of investigation, actually and reasonably incurred by any such Indemnitee (collectively, “Indemnified Losses”) arising from any civil, criminal or administrative proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Member or the Managing Member, whether or not it continues to be such at the time any such Indemnified Loss is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction to (i) with respect to the Managing Member, have been caused by any breach of the duties imposed by Section 6.04(b), (ii) with respect to all Indemnitees, have been caused by a willful breach of the terms of this Agreement or the actual fraud, gross negligence, willful misconduct or bad faith of such persons, or (iii) with respect to criminal matters, have occurred in connection with activity that an Indemnitee had reason to believe was unlawful. IT IS THE EXPRESS INTENT OF THE PARTIES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY LOSS THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE INDEMNITEE.
(d)    To the maximum extent permitted by applicable law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company or brought by any of the Members against such Indemnitee), will be paid by the Company in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.04 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the Managing Member.

(e)    Any indemnification pursuant to this Section 6.04 will be made only out of the assets of the Company and will in no event cause any Member to incur any personal liability nor shall it result in any liability of the Members to any third party.
(f)    The rights of indemnification provided in this Section 6.04 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including advancement of expenses) or as a matter of law.
6.05    No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statue) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Parties. No Person who is not a Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to any, of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statue) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
6.06    Initial Budget and Annual Budgets. The Members hereby adopt and approve the Initial Budget, as set forth on Exhibit D as the initial operating budget of the Company and agree that such Initial Budget shall be deemed to be the Annual Budget for the periods set forth therein. Subsequent Annual Budgets shall be approved (a) prior to a Conversion, pursuant to Section 6.02(a)(xvii) and (b) after a Conversion, pursuant to Section 6.02(b)(xvi). The Members hereby adopt and approve the initial Growth Capex Budget, as set forth on Exhibit E as the initial budget for growth capital expenditures of the Company and agree that such initial Growth Capex Budget shall be deemed to be the Growth Capex Budget for the periods set forth therein. Future Growth Capex Budgets shall be approved (a) prior to a Conversion, pursuant to Section 6.02(a)(xix) and (b) after a Conversion, pursuant to Section 6.02(b)(xvi). If the Members do not approve any proposed Annual Budget in accordance with Section 6.02(a)(xvii) or Section 6.02(b)(xvi), as applicable, within 30 days after the Company submits such Annual Budget to the Members, the Company shall continue to use the Annual Budget for the previous year, extrapolated to a 12-month budget period if necessary, except that (i) any items of the proposed Annual Budget that previously have been approved by the Crestwood Member and the Holding Member shall be given effect in substitution of the corresponding items in the Annual Budget for the previous year, (ii) any one-time or non-recurring items and the corresponding budget entries therefor shall be deleted, and (iii) all other expenses from the Annual Budget for the previous year shall be increased by 25%. If the Members do not approve any Growth Capex Budget in accordance with Section 6.02(a)(xix) or Section 6.02(b)(xvi), as applicable, within 30 days after the Company submits such Growth Capex Budget to the Members, the Company shall not continue to use the Growth Capex Budget for the previous year and the Growth Capex Budget for the applicable year will only consist of capital expenditures for previously Agreed Midstream Projects unless and until such budget is approved in accordance with 6.02(a)(xix) or Section 6.02(b)(xvi), as applicable. During any period in which a default budget is in place pursuant to the foregoing provisions of this Section 6.06, the Members shall continue during such period to use good faith efforts to reach an agreement on an Annual Budget or a Growth Capex Budget, as applicable, that the Members approve.
ARTICLE VII
RIGHTS OF MEMBERS; CONFIDENTIALITY
7.01    Access to Information.
(a)    Generally. In addition to the other rights specifically set forth in this Agreement, the Members and Permitted Transferees will have access to all information to which a Member is entitled to have access pursuant to the Act. The Company shall permit the Holdings Member (so long as the Holdings Member is a Member) to send representatives to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of the Company’s business, affairs, finances, and accounts with the Company’s officers and its independent public accountants, all at such reasonable times during the Company’s usual business hours and as often as the Holdings Member may reasonably request and to consult with and advise management of the Company, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company.
(b)    Quarterly Meetings. The Company, Crestwood Member and Holdings Member will meet no less than once a Fiscal Quarter to discuss the operating and financial performance of the Company and its Subsidiaries, capital projects, budgets, and additional topics as may be reasonably requested by a Member. Representatives of each member of the Holdings Member shall be entitled to attend each such quarterly meeting.
7.02    Financial Reports. The Company shall furnish the following to the Holdings Member:
(a)    as soon as available, but not later than thirty (30) Business Days after the end of each calendar month financial statements of the Company, including monthly and year-to-date balance sheets, income statements, cash flow statements and statements of members’ equity prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis;
(b)    as soon as available, but not later than one hundred eighty (180) calendar days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2013), a consolidated balance sheet of Company and its consolidated Subsidiaries as of December 31 of each Fiscal Year and the related consolidated statements of income, changes in members’ equity and cash flows of Company and its consolidated Subsidiaries for the Fiscal Year then ended, such annual financial reports to include notes and to be in reasonable detail, all prepared in accordance with U.S. GAAP;
(c)    promptly (but in no event later than two days) after the occurrence of any event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition, assets, liabilities, employees, prospects, financial condition or capitalization of the Company, notice of such event together with a summary describing the nature of the event and its impact on the Company;
(d)    within 15 days of the formation of any subsidiary company or joint venture in which the Company has Control, the Company shall provide the Holdings Member notice of such formation or acquisition and an updated organizational diagram; provided, however, that the Company’s undertaking any such activity shall still be subject to Section 6.02; and
(e)    any other information that the Holdings Member may reasonably request.
7.03    Audits. The Holdings Member shall have the right to conduct, or cause to be conducted, audits of the books and records of the Company. The expenses of such audits shall be borne by Holdings Member. No other Member in its capacity as a Member will have the right to conduct, or cause to be conducted, an audit of the books and records of the Company.
7.04    Confidentiality. No Party will divulge to any Person any confidential information, paper or document relating to the assets, liabilities, operations, business affairs or any other such information about the Company or any of its Subsidiaries that is not already publicly available or that has not been publicly disclosed pursuant to authorization by the Members, except (a) as required by law or under the terms of a subpoena or order issued by a court of competent jurisdiction or by any applicable governmental body, (b) as required pursuant to an order of a court of competent jurisdiction or (c) to an Entity under 100% common Control with such Member (a “Permitted Affiliate”), provided that, any Party disclosing any such information to a Permitted Affiliate will (i) inform such Permitted Affiliate of the obligations of this Section 7.04 and (ii) be responsible for any breach of this Section 7.04 by any such Permitted Affiliate. The right to maintain the confidentiality of the affairs of the Company in connection with the Company’s business may be enforced by the Company by way of an injunction issued out of any court of competent jurisdiction, and such right will not restrict or take the place of the Company’s rights to money damages, actual and exemplary, for a violation of the provisions of this Section 7.04. Notwithstanding anything to the contrary in this Section 7.04, a Member may disclose information about the Company or any of its Subsidiaries to potential transferees of Units or to such Member’s representatives, agents, advisors (including attorneys, accountants, consultants, bankers, and financial advisors) (each, a

“Representative”); provided, however, such potential transferee must execute a confidentiality agreement in customary form prior to such disclosure which (A) requires the recipient to keep the information confidential and (B) prohibits the recipient from using the information for any purpose other than evaluating the potential Transfer and any such Representative must be similarly bound with respect to confidentiality and usage. The confidentiality obligations of the Members will survive any termination of the membership of any Member in the Company. Notwithstanding the foregoing or anything else herein to the contrary, the Members (and each Affiliate and Person acting on behalf of any Member) agree that each Member (and each employee, representative and other agent of such Member) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Sections 6011 and 6112 of the Code and the Treasury Regulations promulgated thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Member or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.
7.05    Press Releases. Neither the Company nor any Party or Affiliate of any Party shall issue, or authorize to be issued, any press release, interview, article or other media release (including an internet posting, web blog or other electronic publication) that makes reference to this Agreement or the transactions contemplated herein, without the prior unanimous written consent of the Members.
ARTICLE VIII
TAXES
8.01    Tax Returns. The Managing Member will cause to be prepared and filed all necessary federal, state and local tax returns for the Company, and the Managing Member will select an appropriate accounting firm to prepare such tax returns. The Company shall furnish to each Member the Company’s estimated IRS Form 1065 including the Schedules K-1 no later than February 20th following each Tax Year. The Holdings Member may review and comment on the Company’s draft federal tax return and the Managing Member and the accounting firm preparing such return shall provide the Holdings Member with any supporting information reasonably requested by the Holdings Member for the purpose of reviewing such tax returns and the Managing Member and accounting firm shall consider the Holdings Member’s comments in good faith prior to finalizing such tax return. The Company shall furnish to each Member a final IRS Form 1065, Schedule K-1 with respect to such Member no later than April 15th following each Tax Year. The Company also shall use reasonable best efforts to timely provide such other information, if any, with respect to the Company as may be reasonably necessary for the preparation of each Member’s, or its direct or indirect owners’, state or local income tax (or information) returns for such Tax Year, in each case at the Member’s expense. Upon the request of the Holdings Member, the Company will furnish to the Holdings Member copies of any and all returns that are actually filed, promptly after their filing.

8.02    Tax Elections.
(a)    Elections by the Company. Subject to Sections 6.02(a)(ii), 6.02(b)(ii), 8.02(b) and 8.03 the Crestwood Member will determine the elections to be made by the Company for tax purposes.
(b)    Entity Classification Election. Neither the Company nor any Member may make an election for the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes, and no provision of this Agreement will be construed to sanction or approve such an election.
8.03    Tax Audits. In the event of an audit or inquiry by any taxing authority of tax matters relating to the Company (any such audit or inquiry, a “Tax Proceeding”), the Crestwood Member shall represent the Company as the tax matters partner within the meaning of Section 6231(a)(7) of the Code and as the partnership representative pursuant to 6223(a) of the Code (as amended by the Bipartisan Budget Act of 2015); provided that, in all events, the Crestwood Member shall provide the Holdings Member with prompt notice of any audit or inquiry, shall consult with the Holdings Member on a regular basis regarding any such audit or inquiry, the Holdings Member shall be entitled to attend any meetings or conferences with the Internal Revenue Service (with counsel of its own choosing) relating to the Company or the U.S. federal income tax treatment of any items relating to the Company, all filings, elections, responses and other correspondence with the Internal Revenue Service on behalf of the Company or relating to the U.S. federal income tax treatment of any items relating to the Company shall be jointly approved by the Holdings Member and the Crestwood Member, and the Crestwood Member shall not settle or compromise any Tax Proceeding without the written consent of the Holdings Member, such consent not to be unreasonably withheld, conditioned or delayed. Expenses incurred by the Crestwood Member or the Holdings Member with respect to the matters described in this Section 8.03 shall be borne by the Company. Each Member and former Member, as applicable, agrees to cooperate with the tax matters partner or partnership representative, as applicable, and to do or refrain from doing any or all things reasonably required by the tax matters partner or partnership representative in connection with the conduct of any Tax Proceeding, including filing amended tax returns and paying any tax due by such Member or former Member in accordance therewith. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any taxes, penalties and interest payable by the Company as a result of a Tax Proceeding with respect to income attributable to such Member (including with respect to any former Member, any taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member was treated as holding Units or any other interest in the Company). The allocation of taxes to each member under the preceding sentence shall be made in consultation with and subject to the consent of the Holdings Member, such consent not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the liabilities and obligations of each Member under this Section 8.03 shall survive any deemed Transfer of an interest in the Company by such Member or such Member ceasing to be a Member under this Agreement. The partnership representative is authorized to appoint any eligible individual to act as the “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(ii).

ARTICLE IX
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS
9.01    Maintenance of Books and Records. The books of account for the Company and other records of the Company will be located at the principal office of the Company or such other place as Managing Member may deem appropriate, and will be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Members will be maintained in accordance with the definition of “Capital Account” in this Agreement.
9.02    Reports. The Company will cause to be prepared or delivered such reports as the Managing Member may require and as are required to be prepared and delivered to the Holdings Member pursuant to Section 7.02. The Company will bear the costs of such reports.
9.03    Bank Accounts. The Managing Member will cause the Company to establish and maintain one or more separate bank or investment accounts for Company funds in the Company name with such financial institutions and firms as the Managing Member may select and with such signatories thereon as the Managing Member may designate.
ARTICLE X
DISSOLUTION, LIQUIDATION AND TERMINATION
10.01    Dissolution. The Company will dissolve and its affairs will be wound up upon the first to occur of any of the following:
(a)    the unanimous vote of the Holdings Member and the Crestwood Member;
(b)    a redemption pursuant to clause (3) of Section 4.06(f); or
(c)    the occurrence of any other event causing dissolution of the Company under the Act;
provided, however, that upon dissolution pursuant to clause (c) of this Section 10.01, any or all of the remaining Members may elect to continue the business of the Company within 90 days of the occurrence of the event causing such dissolution. The death, resignation, withdrawal, bankruptcy, insolvency or expulsion of any Member will not dissolve the Company.
10.02    Liquidation and Termination. On dissolution of the Company, the Holdings Member, or, during any Holdings Member Default Period, the Managing Member, may appoint one or more Persons as liquidator(s), which Person or Persons shall be reasonably approved by the Crestwood Member. The liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator will continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(a)    as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)    the liquidator will pay from Company funds all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(c)    the Company will dispose of all remaining assets as follows:
(i)    the liquidator may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 5.02; and then pursuant to clause (ii) below:
(ii)    thereafter, if any, Company property will be distributed among the Members in accordance with the following:
(A)    First, 100% to the Holdings Member and the Crestwood Member, pro rata in accordance with their respective holdings of Deficiency Preferred Units, until (x) the Holdings Member has received an amount so as to result in an IRR to the Holdings Member of 20% on the aggregate Deficiency Contributions made by the Holdings Member in respect of such Series B Preferred Units and (y) the Crestwood Member has received an amount so as to result in an IRR to the Crestwood Member of 20% on the aggregate Default Contributions made by the Crestwood Member in respect of such Series C Preferred Units;
(B)    Second, 100% to the Holdings Member in redemption of the outstanding Series A Preferred Units (pro rata among the Series A-2 Preferred Units and the Series A-3 Preferred Units based on the total number of Series A Preferred Units then-outstanding) as follows:
(1)    at any time prior to the fifth anniversary of the Issue Date, pursuant to Section 4.06(c) in an amount determined as if the Crestwood Member had elected to cause the Company to make such redemption solely for cash in connection with a Company Change of Control;
(2)    at any time on or after the fifth anniversary of the Issue Date but prior to the commencement of the Holdings Member Option Period, in an amount equal to the product of (x) 1.10 and (y) the Series A-2 Liquidation Amount or the Series A-3 Liquidation Amount, as applicable; or
(3)    at any time after the commencement of the Holdings Member Option Period, in an amount equal to the Series A-2 Liquidation Amount or the Series A-3 Liquidation Amount, as applicable;

(C)    The remainder, if any, 100% to the Common Members, pro rata in proportion to their respective ownership of outstanding Common Units.
(d)    All distributions in kind to the Members will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 10.02.
10.03    Cancellation of Filing. On completion of the distribution of Company assets as provided herein, the Company will be terminated, and the Managing Member (or such other Person or Persons as may be required) will cause the cancellation of any other filings previously made on behalf of the Company and will take such other actions as may be necessary to terminate the Company.
ARTICLE XI
GENERAL PROVISIONS
11.01    Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing (except as otherwise provided in Section 11.12) and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery, (c) by delivering such writing to the recipient in person, by courier, (d) by facsimile transmission or (e) email transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it. All notices, requests and consents to be sent to a Member will be sent to or made at the addresses given for that Member on the list attached hereto as Exhibit A or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company also will be given to the Crestwood Member and the Holdings Member. Any notice, request or consent to CEQP will be given to the following address: 811 Main Street, Suite 3400, Houston, Texas 77002, Attention: General Counsel.
11.02    Entire Agreement; Third Party Beneficiaries. This Agreement, together with its Exhibits, constitutes the entire agreement of the Parties relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors, personal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that Nonparty Affiliates are intended to be third-party beneficiaries with rights to enforce the provisions of Section 6.05 as though a Party.
11.03    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to determine any Person to be in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.
11.04    Amendment or Modification. Except for any amendments to Exhibit A made solely to reflect issuances of additional Units or admission of Members in accordance with this Agreement, which amendments may be made by the Managing Member, this Agreement may be amended or modified from time to time only by a written instrument executed by each of the Crestwood Member and the Holdings Member; provided, however, that following the termination of the Holdings Member as a Member in accordance with this Agreement, the Holdings Member’s consent shall only be required to amend or modify the Surviving Provisions or to otherwise amend or modify the Agreement in a manner that would negatively affect the Holdings Member’s rights under the Surviving Provisions.
11.05    Survivability of Terms. The terms and provisions of the obligations or agreements of the Members under Sections 3.08, 3.09, 3.10, 6.04, 6.05, 7.03, 7.04, 7.05, Article VIII and Section 9.01 and Article XI herein shall survive any termination of this Agreement and will be construed as agreements independent of any other provisions of this Agreement.
11.06    Binding Effect. Subject to Article III, this Agreement will be binding on and inure to the benefit of the Parties and their respective legal representatives and trustees.
11.07    Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.
11.08    Consent to Jurisdiction; Waiver of Jury Trial. THE COMPANY AND THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES OR THE COMPANY AND THE PARTIES ARISING OUT OF THIS AGREEMENT, AND THE COMPANY AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE COMPANY AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. THE COMPANY AND EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.
11.09    Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Party will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.
11.10    Title to Company Property. All assets shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.
11.11    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.
11.12    Electronic Transmissions. Each of the Parties agrees that (a) any signed consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any Party, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant Party or Parties in its original form. Each of the Parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
11.13    Equitable Relief. The Parties hereby acknowledge and agree that the terms of this Agreement are necessary to protect the Company’s and the Members’ legitimate business interests, and that breaches of this Agreement would cause irreparable harm and injury to the Company and the Members, which cannot adequately be remedied through damages at law. Accordingly, the Parties agree that the remedies of the Company and of the Members may include specific performance, a temporary restraining order, preliminary and permanent injunctive relief, or any other equitable relief against any threatened or actual breach by a Party without the need to post bond or other security in connection therewith.
[Signature Page Follows]

IN WITNESS WHEREOF, the Crestwood Member, the Holdings Member, and, solely for the purposes of Section 4.06(h) and Article XI (as well as any other provisions of this Agreement necessary to give meaning to the foregoing), CEQP have executed this Agreement effective as of the Effective Date.
CRESTWOOD:
CRESTWOOD MIDSTREAM PARTNERS LP
By: Crestwood Midstream GP LLC, its general partner
By: /s/ William H. Moore
Name: William H. Moore
Title: SVP, Strategy & Corporate Development
CEQP:
CRESTWOOD EQUITY PARTNERS LP
By: Crestwood Equity GP LLC,
its general partner
By: /s/ William H. Moore
Name: William H. Moore
Title: SVP, Strategy & Corporate Development

HOLDINGS MEMBER:
CN JACKALOPE HOLDINGS, LLC
By: GIP JACKALOPE ACQUISITION PARTNERS, L.P.,
its Administrative Agent

By: GLOBAL INFRASTRUCTURE GP CASCADE I, L.P.,
its general partner

By: GLOBAL INFRASTRUCTURE INVESTORS CASCADE, LLC,
its general partner

By: /s/ Matthew Harris
Name: Matthew Harris
Title: Partner